Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

NRG ENERGY, INC.

PLUS MERGER CORPORATION

and

GENON ENERGY, INC.

Dated as of July 20, 2012

i

ii

iii

Exhibit EX2_1

This AGREEMENT AND PLAN OF MERGER is entered into as of July 20, 2012 (this “Agreement”) by and among NRG Energy, Inc., a Delaware corporation (“Parent”), Plus Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and GenOn Energy, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interest of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) authorized and approved the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent has (a) determined that it is in the best interest of Parent and its stockholders, and declared it advisable, to enter into this Agreement and to amend Parent’s Amended and Restated Certificate of Incorporation as set forth on Exhibit A, (b) authorized and approved the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger, the Stock Issuance and the Parent Charter Amendment, and (c) resolved to recommend to its stockholders approval of the issuance (the “Stock Issuance”) of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) in connection with the Merger and the Parent Charter Amendment;

WHEREAS, the Board of Directors of Merger Sub has (a) determined that it is in the best interest of Merger Sub and Parent, as its sole stockholder, and declared it advisable, to enter into this Agreement, (b) authorized and approved the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend the adoption of this Agreement by Parent, its sole stockholder;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and that this Agreement will be, and hereby is, adopted as a plan of reorganization; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledge, intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“2004 Senior Note Indenture” means the Senior Indenture between Reliant Energy, Inc. and Wilmington Trust Company, dated as of December 22, 2004.

“2010 Senior Notes Indenture” means the Senior Notes Indenture by GenOn Escrow Corp. and Wilmington Trust Company, as trustee, dated as of October 4, 2010, as amended.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company (in the case of a confidentiality agreement contemplated by Section 6.4(a)) or Parent (in the case of a confidentiality agreement contemplated by Section 6.5(a)), as applicable, than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company or Parent, as applicable, with any of the provisions of Section 6.4 or Section 6.5, respectively, as between the Company, on the one hand, and Parent and/or Merger Sub, on the other hand.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person.

“Acquisition Proposal” means a Company Acquisition Proposal or a Parent Acquisition Proposal.

“Available Funds” means funds available under existing credit facilities of Parent or the Company or their respective Subsidiaries and internal funds of Parent or the Company or their respective Subsidiaries that are available for the purposes of funding the Debt Offers and/or Notes Put Offers, as the case may be, other than funds of the Company or its Subsidiaries necessary for the Company and its Subsidiaries to undertake their obligations under Section 6.19(g).

“Benefit Plans” means, with respect to any Person, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, savings, or other benefit or compensation plans, programs, policies, agreements or arrangements.

“Business Day” means any day other than a Saturday, Sunday, a federal holiday or other day on which the banks in New York are authorized by law or executive order to be closed.

“Change of Recommendation” means a Company Change of Recommendation or a Parent Change of Recommendation.

“Company Acquisition Proposal” means, other than the Merger and the other transactions contemplated by this Agreement, any offer, inquiry, proposal or indication of interest, as the case may be, whether or not in writing, by any Third Party relating to a Company Acquisition Transaction.

“Company Acquisition Transaction” means (i) a transaction or series of transactions (including any sale, merger, consolidation, recapitalization, reorganization, dividend, distribution, joint venture, share exchange or other business combination or similar transaction) involving the direct or indirect issuance or acquisition of 20% or more of the outstanding Shares or other equity securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party, together with all Affiliates thereof, becoming the beneficial owner of 20% or more of the outstanding Shares or other equity securities of the Company, (iii) the acquisition or purchase (including any asset sale, merger, consolidation, recapitalization, reorganization, joint venture or other business combination or similar transaction) by any Third Party, or any other disposition by the Company or any of its Subsidiaries, of assets (including equity securities of any Subsidiary of the Company) or businesses representing 20% or more of the consolidated assets (as determined on a fair market basis), net revenues or net income of the Company and its Subsidiaries, taken as a whole or (iv) any combination of the foregoing.

“Company Material Adverse Effect” means an event, change, effect, development, condition, state of facts or occurrence that, individually or in the aggregate, (x) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially delays the Company and its Subsidiaries from consummating the Merger or any other transaction contemplated by this Agreement, provided that in the case of clause (x), any event, change, effect, development, condition, state of facts or occurrence to the extent resulting from or arising out of any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (A) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world or in any specific jurisdiction or geographical area, (B) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the industry or industries in which the Company or its Subsidiaries operate generally or in any specific jurisdiction or geographical area, (C) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (D) any changes or developments in national, regional, state or local electric transmission or distribution systems, (E) any changes or developments in national, regional, state or local wholesale or retail electric power and capacity prices, (F) the adoption, implementation, promulgation, repeal, amendment or reinterpretation of any Law by any Governmental Entity or any rule, regulation or protocol by any national, regional, state or local independent system operator, regional transmission organization or market administrator, (G) any changes in GAAP or accounting standards applicable to the Company or its Subsidiaries, or interpretations thereof, (H) any natural disasters or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, (I) the announcement of this Agreement or the transactions contemplated hereby or the compliance with the explicit terms of this Agreement, (J) any changes in the share price or trading volume of Company Common Stock or in the Company’s credit rating or the rating of its or its Subsidiaries’ debt securities, or the failure of the Company to meet projections or forecasts (provided that any event, change, effect, development, condition, state of facts or occurrence underlying such changes or failures that does not otherwise fall within any of the exceptions described in any of clause (A) through (I) above may nonetheless be taken into account in determining whether there has been or would reasonably be expected to have, a Company Material Adverse Effect), or (K) the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement and Parent has refused, following the Company’s written request, to provide a waiver in a timely manner or at all; provided, however, any event, change, effect, development, condition, state of facts or occurrence referred to in clauses (A), (B), (C), (D), (E), (F), (G) and (H) shall not be excluded if, and only to the extent that, it disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate; provided, further, that clause (I) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 4.3(c).

“Company Permitted Lien” means a Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) securing Indebtedness or any other liability which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or Indebtedness permitted pursuant to Section 6.1(b)(viii) hereto, (iv) Liens attaching to subsequently acquired property pursuant to the terms of Indebtedness permitted by Section 6.1(b)(viii) hereto, (v) which is a license or other grant of rights to use Intellectual Property, (vi) that is a purchase money security interest, (vii) relating to lessors’ interests in leased property, (viii) permitted under the agreements set forth on Section 4.3(c)(i) of the Company Disclosure Schedule, (ix) which does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated, or (x) which is set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Company Rights” means the preferred share purchase rights granted pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the rights agreement, dated January 15, 2001, between the Company (formerly known as RRI Energy, Inc.), and The Chase Manhattan Bank, as Rights Agent, as amended by Amendment No. 1 to Rights Agreement, dated as of November 23, 2010, by and between the Company (formerly known as RRI Energy, Inc.) and JPMorgan Chase Bank, N.A. as successor to The Chase Manhattan Bank, and Computershare Trust Company, N.A., as may be amended from time to time.

“Company Superior Offer” means a bona fide written Company Acquisition Proposal (provided that for purposes of this definition, the applicable percentages in clauses (i), (ii) and (iii) of the definition of Company Acquisition Transaction shall be 50% rather than 20%) made by any Third Party which did not result from, or arise in connection with, any breach of Section 6.4, which the Company’s Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account the legal, financial, regulatory and other aspects of such Company Acquisition Proposal (including the availability of financing), the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the Person making such proposal and such other factors that are deemed relevant by the Company’s Board of Directors, is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (after taking into account any revised proposal by Parent to amend the terms of this Agreement which are committed to in writing (including pursuant to Section 6.4(e)).

“Company Termination Fee” means $60,000,000.

“Consent Solicitation” means a solicitation of the Requested Consents from the holders of the Notes.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or (v) otherwise with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA), by reason of being or having been under common control or treated as a single employer under Section 414 of the Code with any other Person other than, in each case, such liabilities that arise solely out of, or relate solely to, the Benefit Plans, set forth on Section 4.9(a) of the Company Disclosure Schedule.

“Control” (including, with its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Derivative Product” means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, coal and other commodities, emissions allowances, renewable energy credits, currencies, interest rates and indices and (ii) forward contracts for delivery of electricity (including capacity and ancillary service products thereto), natural gas, crude oil, petcoke, lignite, coal and other commodities and emissions and renewable energy credits.

“Environment” means soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basis, wetlands, estuaries and canals), groundwater, drinking water, sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Law or any binding agreement issued or entered by or with any Governmental Entity or other Person relating to: (i) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (ii) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (iii) the management of any Hazardous Materials, including the manufacture, handling, distribution, use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (iv) worker health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Financing” means the financing which the financial institutions parties to the Financing Commitment have committed, subject to the terms and conditions set forth therein, to provide for the purposes of financing the Debt Offers and/or the Notes Put Offers, as the case may be.

“Financing Commitment” means that certain commitment letter dated the date hereof among Parent, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch and Morgan Stanley Senior Funding, Inc.

“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning, import or effect under any Environmental Law, including any Law relating to pollution, waste, or the Environment; or (ii) can form the basis of any liability under any Environmental Law, including any Law relating to pollution, waste, or the Environment.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such Person, (c) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (d) all obligations of such Person pursuant to securitization or factoring programs or arrangements, or (e) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Indentures” means the 2010 Senior Notes Indenture and the 2004 Senior Note Indenture, in each case, as supplemented from time to time prior to the date hereof.

“Intellectual Property” means all intellectual property and proprietary rights of any kind or nature, including all U.S. and non-U.S.: (i) trademarks, trade names, trade dress, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations, applications, and renewals for the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) copyrights and other works of authorship, and all applications, registrations, and renewals in connection therewith; (iii) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof; (iv) trade secrets, and other confidential know-how, technologies, techniques, methods, processes, inventions, designs, specifications, plans, drawings, methodologies, research and development, or information (including confidential technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and procedures); (v) rights in software (including rights in data, databases, and related documentation); and (vi) rights in all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Knowledge” means (i) with respect to Parent, the actual knowledge of the executive officers of Parent or the individuals listed on Section 1.1(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the executive officers of the Company or the individuals listed on Section 1.1(a) of the Company Disclosure Schedule, in each case, after making inquiry of such individual’s direct reports.

“Lender Parties” means, collectively, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch and Morgan Stanley Senior Funding, Inc.

“Notes” means, collectively, (i) the 7.625% Senior Unsecured Notes due 2014 issued under the 2004 Senior Note Indenture as supplemented by the Fourth Supplemental Indenture, among Reliant Energy, Inc., the Guarantors listed therein and Wilmington Trust Company, dated as of June 13, 2007, (ii) the 7.875% Senior Unsecured Notes due 2017 under the 2004 Senior Note Indenture as supplemented by the Fifth Supplemental Indenture, among Reliant Energy, Inc., the Guarantors listed therein and Wilmington Trust Company, dated as of June 13, 2007, (iii) the 9.5% Senior Unsecured Notes due 2018 under the 2010 Senior Notes Indenture, and (iv) the 9.875% Senior Unsecured Notes due 2020 under the 2010 Senior Notes Indenture.

“Notes Put Offers” means, collectively, the Company’s obligation under the Notes to make a Change in Control Offer (in each case, as defined in the 2004 Senior Notes Indenture and the 2010 Senior Notes Indenture, respectively).

“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, determination, decision, condition, opinion, verdict, sentence, award or other legal restraint or prohibition issued, made, entered, rendered, imposed or otherwise put into effect by or under the authority of any Governmental Entity or any duly appointed or constituted arbitrator or arbitration panel; or (b) contract with any Governmental Entity entered into in connection with any investigation, action, claim, suit or proceeding.

“Parent Acquisition Proposal” means, other than the Merger and the other transactions contemplated by this Agreement, any offer, inquiry, proposal or indication of interest, as the case may be, whether or not in writing, by any Third Party relating to a Parent Acquisition Transaction.

“Parent Acquisition Transaction” means (i) a transaction or series of transactions (including any sale, merger, consolidation, recapitalization, reorganization, dividend, distribution, joint venture, share exchange or other business combination or similar transaction) involving the direct or indirect issuance or acquisition of 20% or more of the outstanding shares of Parent Common Stock or other equity securities of Parent, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party, together with all Affiliates thereof, becoming the beneficial owner of 20% or more of the outstanding shares of Parent Common Stock or other equity securities of Parent, (iii) the acquisition or purchase (including any asset sale, merger, consolidation, recapitalization, reorganization, joint venture or other business combination or similar transaction) by any Third Party, or any other disposition by Parent or any of its Subsidiaries, of assets (including equity securities of any Subsidiary of Parent) or businesses representing 20% or more of the consolidated assets (as determined on a fair market basis), net revenues or net income of Parent and its Subsidiaries, taken as a whole or (iv) any combination of the foregoing.

“Parent Charter Amendment” means an amendment to Parent’s Amended and Restated Certificate of Incorporation as set forth on Exhibit A hereto (provided that no other change shall be made to Parent’s Amended and Restated Certificate of Incorporation except as Parent and the Company may otherwise agree).

“Parent Material Adverse Effect” means an event, change, effect, development, condition, state of facts or occurrence that, individually or in the aggregate, (x) is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (y) prevents or materially delays Parent and its Subsidiaries from consummating the Merger or any other transaction contemplated by this Agreement, provided that in the case of clause (x), any event, change, effect, development, condition, state of facts or occurrence to the extent resulting from or arising out of any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect: (A) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world or in any specific jurisdiction or geographical area, (B) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the industry or industries in which Parent or its Subsidiaries operate generally or in any specific jurisdiction or geographical area, (C) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (D) any changes or developments in national, regional, state or local electric transmission or distribution systems, (E) any changes or developments in national, regional, state or local wholesale or retail electric power and capacity prices, (F) the adoption, implementation, promulgation, repeal, amendment or reinterpretation of any Law by any Governmental Entity or any rule, regulation or protocol by any national, regional, state or local independent system operator, regional transmission organization or market administrator, (G) any changes in GAAP or accounting standards applicable to Parent or its Subsidiaries, or interpretations thereof, (H) any natural disasters or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, (I) the announcement of this Agreement or the transactions contemplated hereby or the compliance with the explicit terms of this Agreement, (J) any changes in the share price or trading volume of Parent Common Stock or in Parent’s credit rating or the rating of its or its Subsidiaries’ debt securities, or the failure of Parent to meet projections or forecasts (provided that any event, change, effect, development, condition, state of facts or occurrence underlying such changes or failures that does not otherwise fall within any of the exceptions described in any of clause (A) through (I) above may nonetheless be taken into account in determining whether there has been or would reasonably be expected to have, a Parent Material Adverse Effect), or (K) the failure to take any action by Parent or its Subsidiaries if that action is prohibited by this Agreement and the Company has refused, following Parent’s written request, to provide a waiver in a timely manner or at all; provided, however, any event, change, effect, development, condition, state of facts or occurrence referred to in clauses (A), (B), (C), (D), (E), (F), (G) and (H) shall not be excluded if, and only to the extent that, it disproportionately affects Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate); provided, further, that clause (I) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 5.3(c).

“Parent Permitted Lien” means a Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) securing Indebtedness or any other liability which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or Indebtedness permitted pursuant to Section 6.2(b)(viii) hereto, (iv) Liens attaching to subsequently acquired property pursuant to the terms of Indebtedness permitted by Section 6.2(b)(viii) hereto, (v) which is a license or other grant of rights to use Intellectual Property, (vi) that is a purchase money security interest, (vii) relating to lessors’ interests in leased property, (viii) permitted under the agreements set forth on Section 5.3(c)(i) of the Parent Disclosure Schedule, (ix) which does not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated, (x) or which is set forth on Section 1.1(a) of the Parent Disclosure Schedule.

“Parent Superior Offer” means a bona fide written Parent Acquisition Proposal (provided that for purposes of this definition, the applicable percentages in clauses (i), (ii) and (iii) of the definition of Parent Acquisition Transaction shall be 50% rather than 20%) made by any Third Party which did not result from, or arise in connection with, any breach of Section 6.5, which Parent’s Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account the legal, financial, regulatory and other aspects of such Parent Acquisition Proposal (including the availability of financing), the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the Person making such proposal and such other factors that are deemed relevant by Parent’s Board of Directors, is more favorable to Parent’s stockholders than the transactions contemplated by this Agreement, after taking into account any revised proposal by the Company to amend the terms of this Agreement which are committed to in writing (including pursuant to Section 6.5(e).

“Parent Termination Fee” means $120,000,000.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Plan of Reorganization” means the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors, dated as of December 9, 2005, as confirmed by the United States Bankruptcy Court for the Northern District of Texas by order dated December 9, 2005.

“Requested Consents” means the consents of holders of a majority in principal amount of the applicable class of Notes to the amendments to the indenture in respect thereof described in Section 6.19 of the Company Disclosure Schedule.

“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and/or has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

“Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Third Party” means any Person or group of Persons, including as defined in Section 13(d) of the Exchange Act, other than Parent and its Subsidiaries (or any group comprised of Parent and/or its Subsidiaries) and the Company and the Company’s Subsidiaries (or any group comprised of Parent and/or its Subsidiaries).

“Trust Indenture Act” means the Trust Indenture Act of 1939.

Each of the following terms is defined on the page set forth opposite such term:

2004 Senior Note Indenture	5
2010 Senior Notes Indenture	5
2013 Annual Meeting	94
2014 Annual Meeting	94
2015 Annual Meeting	94
Acceptable Confidentiality Agreement	5
Acquisition Proposal	5
Action	91
Affiliate	5
Agreement	4
Alternative Financing	99
Available Funds	5
Benefit Plans	5
Business Day	5
Cancelled Shares	21
Certificate of Merger	19
Change in Control Offer	96
Change of Recommendation	6
Charter Restrictions	29
Closing	19
Closing Date	19
Code	4
Common Shares Trust	22
Company	4
Company 2012 Budget	66
Company 2013 Budget	66
Company Acquisition Proposal	6
Company Acquisition Transaction	6
Company Approvals	28
Company Benefit Plans	32
Company Change of Recommendation	77
Company Common Stock	21
Company Credit Facility	98
Company Directors	94
Company Disclosure Schedule	25
Company Employees	37
Company Equity Awards	27
Company Expense Reimbursement	111
Company Fairness Opinion	41
Company Financial Advisor	41
Company Intellectual Property	38
Company Leased Real Property	39
Company Material Adverse Effect	6
Company Material Contract	42
Company Organizational Documents	26

Company Owned Real Property	39
Company Permits	31
Company Permitted Lien	7
Company Preferred Stock	26
Company Real Property Leases	39
Company Recommendation	29
Company Related Parties	112
Company Rights	7
Company Rights Agreement	7
Company RSUs	86
Company SEC Documents	29
Company Stock Option	86
Company Stock Plans	86
Company Stockholder Approval	40
Company Stockholders’ Meeting	85
Company Superior Offer	8
Company Systems	39
Company Tax Opinion	104
Company Termination Fee	8
Company Trading Policies	43
Company’s Counsel	93
Confidentiality Agreement	75
Consent Solicitation	8
Control	8
Controlled Group Liability	8
CPUC	28
Debt Offering Documents	96
Debt Offers	96
Derivative Product	8
DGCL	19
DGCL 203 Restrictions	29
Effective Time	20
End Date	106
Enforceability Exceptions	28
Environment	8
Environmental Law	9
ERISA	9
Excess Shares	22
Exchange Act	28
Exchange Agent	23
Exchange Fund	23
Exchange Ratio	21
FCC	28
Fee Letters	63
FERC	28
FERC Approval	28

Financing	9
Financing Commitment	9
Form S-4	34
FPA	28
GAAP	30
Governmental Entity	28
Hazardous Materials	9
HSR Act	28
Indebtedness	9
Indemnified Party	91
Indentures	9
Intellectual Property	9
Joint Proxy Statement	35
Knowledge	10
Law	31
Laws	31
Lien	29
Maximum Premium	92
Merger	4
Merger Consideration	21
Merger Sub	4
Net Company Position	43
Net Parent Position	61
New Plans	88
Newco Employees	87
Notes	10
Notes Put Offers	10
NRC	28
NYPSC	28
NYSE	22
Other Proxy Materials	84
Parent	4
Parent 2012 Budget	71
Parent 2013 Budget	72
Parent 3.625% Preferred Stock	45
Parent Acquisition Proposal	10
Parent Acquisition Transaction	10, 11
Parent Approvals	47
Parent Benefit Plans	51
Parent Change of Recommendation	81
Parent Common Stock	4
Parent Debt Offers	96
Parent Directors	94
Parent Disclosure Schedule	44
Parent Employees	56
Parent Equity-Based Awards	45

Parent Expense Reimbursement	111
Parent Fairness Opinions	59
Parent Financial Advisors	59
Parent Intellectual Property	57
Parent Leased Real Property	58
Parent Material Adverse Effect	11
Parent Material Contract	60
Parent Organizational Documents	45
Parent Owned Real Property	58
Parent Permits	50
Parent Permitted Lien	12
Parent Preferred Stock	45
Parent Real Property Leases	58
Parent Recommendation	48
Parent Related Parties	112
Parent SEC Documents	48
Parent Stock Option	86
Parent Stock Plans	45
Parent Stockholder Approval	59
Parent Stockholders’ Meeting	85
Parent Superior Offer	12
Parent Systems	57
Parent Tax Opinion	105
Parent Termination Fee	12
Parent Trading Policies	61
Parent’s Counsel	93
Permitted Encumbrances	39, 58
Person	12
PSL	28
PUCT	28
PUHCA 2005	35
Representatives	74
Requested Consents	13
Required Information	101
Requisite Regulatory Approvals	103
Reserved Shares	26
Sarbanes-Oxley Act	30
SEC	29
Securities Act	28
Share	21
STNP	50
STNP Permits	50
Stock Issuance	4
STPNOC	49
Subsidiary	13
Surviving Corporation	19

Takeover Laws	13
Tax Return	13
Taxes	13
Termination Date	63
Third Party	13
Trust Indenture Act	14
WARN Act	38

Section 1.2 Interpretations. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends and not simply “if.”

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly-owned subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022 at 10:00 a.m., local time, on the date (the “Closing Date”) that is the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 2.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 2.5 Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in the Merger to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Merger (except that the name of the corporation shall be “GenOn Energy, Inc.” and with such modifications as may be required by Section 6.11), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(b) At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be amended in the Merger to read in their entirety in the form of the by-laws of Merger Sub as in effect immediately prior to the Merger (except that the name of the corporation shall be “GenOn Energy, Inc.” and with such modifications as may be required by Section 6.11), and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

Section 2.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.8 Certificate of Incorporation and Bylaws of Parent.

(a) Subject to the receipt of Parent Stockholder Approval, Parent shall take all necessary actions to cause the Parent Charter Amendment to become effective at or immediately following the Effective Time, and Parent’s Amended and Restated Certificate of Incorporation, as amended by the Parent Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) Parent shall take all necessary actions to cause the by-laws of Parent to be amended and restated as of the Effective Time in the form attached hereto as Exhibit B (with such changes as necessary to reflect the applicable provisions based on the actual Closing Date).

Section 2.9 Alternative Structures. The parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement as long as any such alternative structure does not (a) impose any material delay on, or condition to, the consummation of the Merger, (b) cause any condition set forth in Article VII to not be capable of being satisfied (unless duly waived by the party entitled to the benefits thereof), or (c) adversely affect any of the parties hereto or either of the parties’ stockholders.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Sections 3.1(b) and 3.1(d), each share of common stock of the Company, par value $0.001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (each such share, a “Share”), excluding any Cancelled Shares, shall at the Effective Time automatically be converted into the right to receive, 0.1216 (the “Exchange Ratio”) fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”).

(b) Cancellation of Shares. Each Share that is owned directly or indirectly by Parent or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time or held directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Effective Time (in each case, other than the Reserved Shares and any other Shares held by such Persons on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any further action on the part of any Person, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Fractional Shares.

(i) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each former holder of Shares otherwise entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.1(d), a cash payment in lieu of such fractional share of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 3.2(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Shares pursuant to Section 3.2(b) (such excess, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. As soon as reasonably practicable after the Effective Time, the Exchange Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at the then-prevailing prices on the New York Stock Exchange (the “NYSE”) in the manner provided in Section 3.1(d)(ii).

(ii) The sale of the Excess Shares by the Exchange Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Shares shall be entitled, if any, by multiplying (A) the amount of the aggregate proceeds comprising the Common Shares Trust by (B) a fraction, (x) the numerator of which is the amount of the fractional share interest to which such former holder of Shares would otherwise be entitled and (y) the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Parent Common Stock without interest, subject to and in accordance with Section 3.2.

(e) Adjustments to the Exchange Ratio. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Shares the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the “Exchange Ratio” shall be references to the Exchange Ratio as so adjusted; provided, however, that nothing in this Section 3.1(e) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement. For the avoidance of doubt, the issuance or distribution of Reserved Shares shall not give rise to any adjustment under the terms of this Section 3.1(e).

Section 3.2 Exchange of Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Shares for the Merger Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares and the Company RSUs, shares of Parent Common Stock in book-entry form issuable pursuant to Section 3.1(a). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.2(c). All book-entries representing shares of Parent Common Stock (including the amount of any dividends or other distributions payable with respect thereto pursuant to Section 3.2(c) and cash in lieu of any fractional shares of Parent Common Stock to be paid pursuant to Section 3.1(d)) are hereinafter referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, Parent shall cause the Exchange Agent to transmit (or mail in the case of certificated Shares) to each former holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Parent and the Company) and (ii) instructions for use in effecting the surrender of the Shares in exchange for whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.1(d) and any dividends or other distributions payable pursuant to Section 3.2(c). Upon surrender of Shares for cancellation and exchange to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor that number of whole shares of Parent Common Stock (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 3.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment by check in lieu of fractional shares of Parent Common Stock which such holder is entitled to receive pursuant to Section 3.1(d) and any dividends or distributions payable pursuant to Section 3.2(c), and the Shares so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Share is registered, it shall be a condition to the registration thereof that the surrendered Share be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.2(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 3.1(d) or Section 3.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 3.1(d) or Section 3.2(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.1(d), until such Share has been surrendered in accordance with this Article III. Subject to applicable Law, following surrender of any such Share, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article III, together with any cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.1(d) and the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date (if any), the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms of this Article III and any cash paid pursuant to Section 3.1(d) or Section 3.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to Parent upon demand, and any former holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.1(d) and any dividends or distributions pursuant to Section 3.2(c).

(f) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. The Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any former holder of Shares or holder of Company RSUs, such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company RSUs, in respect of which such deduction and withholding were made.

(h) Lost, Stolen or Destroyed Certificates. In the event any certificate formerly representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

Section 3.3 No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (1) any Company SEC Documents filed with or furnished to the SEC at least two Business Days prior to the date hereof (excluding any disclosures set forth in any “risk factor” or “forward looking statements” section) where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided, that this clause (1) shall not apply to any representations or warranties set forth in Section 4.2) and including for these purposes any document included in the exhibit list in any Company SEC Document, or (2) the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent from a reading of such disclosure, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Company Material Contracts to which it is a party or under which it is bound. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Company Material Contracts to which it is a party or under which it is bound, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has publicly filed with the SEC or made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the “Company Organizational Documents”).

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 2,000,000,000 shares of Company Common Stock and 125,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of July 18, 2012, (i) 771,594,084 shares of Company Common Stock were issued and outstanding, (ii) 1,306,411 shares of Company Common Stock held in reserve in satisfaction of the terms of the Plan of Reorganization (the “Reserved Shares”), (iii) no shares of Company Common Stock were held in treasury, (iv) 29,442,308 shares of Company Common Stock were issuable pursuant to the Company Stock Plans in respect of outstanding Company Stock Options and Company RSUs, (v) no shares of Company Preferred Stock were issued or outstanding and (vi) 2,000,000 shares of Company Preferred Stock were designated as Series A Preferred Stock and reserved and available for issuance pursuant to the Company Rights Agreement. Section 4.2(a) of the Company Disclosure Schedule sets forth each Company Stock Option and Company RSU outstanding as of July 18, 2012, including the number of shares of Company

Common Stock subject to such Company Stock Option or Company RSU, and the exercise price for any Company Stock Option, all of which were granted under the Company Stock Plans. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b) Other than (i) Shares which may be issued under the Plan of Reorganization and (ii) Shares which may be issued upon the exchange of Company Rights pursuant to and accordance with the Company Rights Agreement, there are no outstanding subscriptions, options, “phantom” stock rights, stock appreciation rights, stock-based performance units or other equity based awards, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity securities of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) The Company has delivered or made available to Parent an accurate and complete copy of the Company Stock Plans and the forms of agreement underlying Company Stock Options and Company RSUs granted under the Company Stock Plans (collectively, “Company Equity Awards”). There have been no repricings of any Company Stock Options through amendments, cancellation and reissuance or other means during the current or prior two calendar years. None of the Company Equity Awards have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and, except for grants made in accordance with Section 6.1(b)(iv) or (xiii), no Company Equity Awards have been granted since May 10, 2012. None of the Company Stock Options was granted with an exercise price below or deemed to be below the per Share closing price (or in the case of grants made before December 3, 2010, the average high-low trading price) on the NYSE on the date of grant. All grants of Company Equity Awards were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Company Stock Options.

(f) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. No Subsidiary of the Company owns, directly or indirectly, any Company Common Stock or Company Preferred Stock.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (i) and (ii), the “Enforceability Exceptions”).

(b) Except as may be required under or in relation to (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), (iv) the rules and regulations of the NYSE, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) the Federal Power Act, as amended (the “FPA”), and the approval of the Federal Energy Regulatory Commission (the “FERC”) thereunder (the “FERC Approval”), (vii) the rules and regulations of the Public Utility Commission of Texas (the “PUCT”) and the approval of the PUCT thereunder, or PUCT’s determination that no such approval is required, (viii) the New York Public Service Law, as amended, (the “PSL”) (including §69 and §70 thereof) and the approval of the New York Public Service Commission (the “NYPSC”) thereunder, or NYPSC’s determination that no such approval is required, (ix) the rules and regulations of the California Public Utilities Commission (the “CPUC”), (x) the rules and regulations of the Nuclear Regulatory Commission (“NRC”) and the approval of the NRC thereunder, or the NRC’s determination that no such approval is required, (xi) pre-approvals of license transfers by the Federal Communications Commission (the “FCC”) and (xii) the approvals set forth in Section 4.3(b) of the Company Disclosure Schedule (the approvals or other actions contemplated by clauses (i) through (xi), collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, deed of trust, security interests, equities or charges of any kind (each, a “Lien”), other than any Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Board of Directors of the Company has, at a meeting duly called and held, duly adopted resolutions (i) determining that it is in the best interest of the Company and its stockholders, and declaring it advisable, to enter into this Agreement, (ii) authorizing and approving the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, (iv) recommending that the Company’s stockholders adopt this Agreement (this clause (iv), the “Company Recommendation“), (v) rendering the restrictions in Part II of Article Twelve of the Company’s certificate of incorporation (the “Charter Restrictions”) inapplicable to the transactions contemplated by this Agreement (including the Merger), and (vi) rendering the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL (the “DGCL 203 Restrictions”) inapplicable to this Agreement and the transactions contemplated hereby (including the Merger), which resolutions, as of immediately prior to the execution of this Agreement, have not been rescinded, modified or withdrawn.

Section 4.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2011 (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries, except GenOn Americas Generation, LLC and GenOn Mid-Atlantic, LLC, is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The books and records of the Company and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP. Neither the Company nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiary’s in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

Section 4.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 and Rule 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since the enactment of the Sarbanes Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2011 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries are, and since January 1, 2010 have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, Order or agency requirement of any Governmental Entity or any common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of any Governmental Entity, and all rights under any Company Material Contract with any Governmental Entity, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the

Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect, and no suspension or cancellation of any such Company Permits is pending or, to the Company’s Knowledge, threatened, except where the failure to be in full force and effect or for such suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or Order has been received, no penalty has been assessed, and, to the Knowledge of the Company, no investigation, action, claim, suit or proceeding is pending or is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary of the Company or, to the Knowledge of Company and its Subsidiaries, against any Person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2009 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all permits, franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders required under Environmental Laws for the conduct of their business or the occupation of their properties and compliance with the terms and conditions thereof), (iii) the Company is not conducting or paying for any response or corrective action under any Environmental Law at any location, (iv) there has been no release, treatment, storage, disposal, arrangement for or permission to dispose of, transportation, handling, manufacturing, or distribution of, or exposure of any Person to, any Hazardous Materials at any real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary of the Company or, to the Knowledge of the Company, at any offsite disposal location used by the Company or any Subsidiary of the Company to dispose of any Hazardous Materials, in each case in a manner that would give rise to a current or future material liability of the Company or any Subsidiary of the Company or, to the Knowledge of Company and its Subsidiaries, by any Person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, (v) since January 1, 2009, the Company has not entered into an indemnity with respect to or, to the Knowledge of the Company, otherwise assumed or become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials, (vi) the Company is not subject to any claims regarding exposure to asbestos or silica in any product or to the presence or alleged presence of silica or damaged or friable asbestos in or upon any property, premises or facility and all asbestos and asbestos-containing materials present at the Company Owned Real Property and, to the extent under the control of the Company or its Subsidiaries, at the Company Leased Real Property are managed in compliance with all applicable Environmental Laws, and (vii) the Company is not party to any Order that imposes any obligations under any Environmental Law.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Company Disclosure Schedule lists all material Benefit Plans sponsored, maintained or contributed by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has any obligation or liability, including any Controlled Group Liability (the “Company Benefit Plans”). The Company has provided to or made available to Parent correct and complete copies of each Company Benefit Plan, and to the extent applicable: (i) the most recent determination or opinion letter received from the Internal Revenue Service, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent summary plan description, and (d) each trust agreement and insurance or group annuity contract relating to such Company Benefit Plan.

(b) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides, or has any obligation to provide, post-termination health or life insurance benefits to any Person other than as mandated by Section 4980B of the Code and for which the beneficiary pays the entire premium cost. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability.

(c) Neither the Company nor any of its Subsidiaries has any liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA). None of the Company Benefit Plans is, and neither the Company nor any Subsidiary has any liability or obligation under or with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) result in any other payment becoming due or satisfy any prerequisite to any payment or benefit to any current or former employee, director or consultant of the Company, (iii) accelerate the time of funding, payment or vesting, or increase the amount of compensation due any such employee, director or consultant or (iv) increase any benefits or compensation or give rise to any liability under any Company Benefit Plan.

(e) Each Company Benefit Plan has been operated in good faith compliance in all material respects with Section 409A of the Code and has since January 1, 2009 been operated in compliance in all material respects with Section 409A of the Code. No director, officer, employee or service provider of the Company or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Company’s Knowledge, threatened claims, proceedings, audits, investigations, suits or actions by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits), and (ii) neither the Company nor any of its Subsidiaries (nor, to the Company’s Knowledge, any other Person) has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or a breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(g) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or otherwise, by any employee, director or consultant of the Company or its Subsidiaries (whether current, former or retired) under any Company Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would reasonably be expected to result in the payment of any amount that will not fully be deductible as a result of Section 162(m) of the Code.

Section 4.10 Absence of Certain Changes or Events. Since December 31, 2011, (a) except as otherwise contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. Since December 31, 2011 through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 6.1(b)(ii), (iii), (viii), (xi), (xv), or (xvi) if proposed to be taken after the date hereof.

Section 4.11 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, claims, arbitration, hearing, written inquiries or proceedings pending (or, to the Knowledge of the Company, threatened) by or before any Governmental Entity, arbitrator or arbitration panel against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets and (c) there are no Orders of any Governmental Entity, arbitrator or arbitration panel outstanding involving the Company or any of its Subsidiaries, or any of their respective properties or assets.

Section 4.12 Information Supplied. None of the information provided by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the proxy statement relating to the Company Stockholders’ Meeting and the proxy statement relating to the Parent Stockholders’ Meeting (such proxy statements together, in each case as amended or supplemented from time to time, the

“Joint Proxy Statement”) will, at the date it is first mailed to the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (c) the Debt Offering Documents will, at the time the applicable document thereof becomes effective under the Securities Act or the date it is first mailed to the holders of Notes, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Parent Stockholders’ Meeting) and the Form S-4 (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4, the Joint Proxy Statement or the Debt Offering Documents which were not supplied by or on behalf of the Company.

Section 4.13 Regulatory Matters.

(a) Each of the Company’s Subsidiaries that engages in the sale of electricity at wholesale (other than any such Subsidiaries that own one or more facilities that constitute a “qualifying facility” as such term is defined under PURPA and the rules and regulations of FERC that are entitled to exemption from regulation under Section 205 of the FPA) is regulated as a “public utility” under the FPA and has been authorized by the FERC, pursuant to the FPA, to make such sales at market-based rates. Each of the Company’s Subsidiaries that directly owns generating facilities has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, an Exempt Wholesale Generator under either the Public Utility Holding Company Act of 1935 or the Public Utility Holding Company Act of 2005 (“PUHCA 2005”) or has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, a qualifying facility under PURPA. Neither Company, nor any of its Subsidiaries, are subject to the books and records requirements of Part 366 of the FERC’s Rules and Regulations (18 C.F.R. Part 366 (2009)). There are no pending, or to the Knowledge of the Company, threatened, judicial or administrative proceedings to revoke a Subsidiary’s market-based rate authorization, Exempt Wholesale Generator status or qualifying facility status, as applicable. To the Knowledge of the Company, there are no events, facts or conditions that are reasonably likely to cause any of the Company’s Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization or any of the Company’s Subsidiaries that directly owns generating facilities to lose its status as an Exempt Wholesale Generator under PUHCA 2005. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station.

(b) All filings required to be made by the Company or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the FPA or PUHCA 2005, the Department of Energy or any applicable state public utility commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable Law, except for filings the failure of which to make or the failure of which to make in compliance with all applicable Law, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all respects and were prepared in compliance with applicable Law, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business). There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers) or sharing agreement (other than an agreement with the Company or its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes). Neither the Company nor any of its Subsidiaries is or has, within the past six years, been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return. Neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract, or otherwise, for any Tax of any Person other than the Company and its Subsidiaries.

(d) The Company and its Subsidiaries have duly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) The Company has made available to Parent or its legal or accounting representative copies of all federal income Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2009 and all state income Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2009.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by the Company or any Company Subsidiary under Section 108(i) of the Code.

(i) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Employment and Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or material work rules or practices with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (ii) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (iii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened with respect to Company Employees and (v) there is no slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to Company Employees; except, with respect to clauses (i) through (v), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been, in compliance with all applicable Law respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 (“WARN Act”) as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, no Company Employee who is an executive officer has, as of the date hereof, given notice to the Company of any intention to terminate his or her employment with the Company or its Subsidiaries within the twelve (12) month period following the date of this Agreement.

Section 4.16 Intellectual Property.

(a) Either the Company or a Subsidiary of the Company owns, has a valid license for or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary for or used in their respective businesses as currently conducted, free and clear of all Liens, other than Company Permitted Liens (collectively, the “Company Intellectual Property”), except for such failures to own, have license for or possess rights to use that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any of its Subsidiaries in or to any of the Company Intellectual Property, and except where the license expires in accordance with its terms all of the Company Intellectual Property shall be owned or available for use by the Company or its Subsidiaries immediately after the Closing Date on terms and conditions substantially similar to those under which the Company or its Subsidiaries owned or used the Company Intellectual Property immediately prior the Closing Date.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, there are no claims that are presently pending or, to the Knowledge of the Company, threatened in writing by any Person alleging infringement by the Company or any of its Subsidiaries of any third party Intellectual Property or contesting the ownership or use of any Company Intellectual Property, (b) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any Person, (c) as of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property and (d) to the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property owned by the Company or any of its Subsidiaries. The Company Intellectual Property owned by the Company or any of its Subsidiaries is not subject to any outstanding consent, settlement or Order materially restricting the use thereof.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions common in the industry to maintain and protect the secrecy and confidentiality of its trade secrets and other confidential information.

(d) The information technology systems, including software, owned, leased, or licensed by the Company and its Subsidiaries in the conduct of their respective businesses (collectively, the “Company Systems”) are sufficient in all material respects for the immediate needs of the Company’s and its Subsidiaries’ respective businesses as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing. In the last twelve (12) months prior to the date hereof, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced in all material respects.

Section 4.17 Real and Personal Property.

(a) With respect to each real property owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole (such property collectively, the “Company Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has marketable and insurable fee simple title to such Company Owned Real Property, free and clear of all Liens other than Company Permitted Liens and conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not materially impair the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”), (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property that would reasonably be expected to materially impair the existing use of the Company Owned Real Property by the Company or any of its Subsidiaries in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to impair the existing use of the Company Owned Real Property by the Company or any of its Subsidiaries in the operation of its business thereon. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of the Company there is no threatened condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease and other agreement

(collectively, the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property that is material to the Company and its Subsidiaries, taken as a whole (the “Company Leased Real Property”) at which the material operations of the Company or any of its Subsidiaries are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to materially impair the existing use of the Company Leased Real Property by the Company or any of its Subsidiaries in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of the Company or, if applicable, any of its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, in each parcel of Company Leased Real Property, free and clear of all Liens, except for Company Permitted Liens and Permitted Encumbrances, and the Company’s or its Subsidiaries’ possession and quiet enjoyment of the Company Leased Real Property under such Company Real Property Lease has not been disturbed. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and, to the Knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18 Required Vote of the Company Stockholders; Takeover Laws. (a) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement is the only vote of holders of securities of the Company which is required to adopt this Agreement, to approve the Merger and to consummate the transactions contemplated hereby (the “Company Stockholder Approval”); (b) assuming the accuracy of the representations set forth in Section 5.25, the action of the Board of Directors of the Company described in Section 4.3(d) is sufficient to render the Charter Restrictions and the DGCL 203 Restrictions inapplicable to this Agreement and the transactions contemplated hereby (including the Merger); and (c) to the Company’s Knowledge, no other Takeover Laws are applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.19 Company Rights Agreement. The Company has taken all action necessary (a) to render the Company Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, and (b) to ensure that (i) neither Parent, Merger Sub nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement) by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby, including the Merger, (ii) neither a “Stock Acquisition Date” nor a “Distribution Date” (each as defined in the Company Rights Agreement) shall occur by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby (including the

Merger), (iii) no “Rights Certificates” (as defined in the Company Rights Agreement) separate from the certificates representing the Shares will be distributed, by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby (including the Merger), and (iv) the “Rights” (as defined in the Company Rights Agreement) shall neither detach from the Company Common Stock nor become unredeemable, in each case, by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby, including the Merger.

Section 4.20 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion (the “Company Fairness Opinion”) of J.P. Morgan Securities LLC (the “Company Financial Advisor”) to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of such opinion to Parent solely for informational purposes.

Section 4.21 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, or agreements filed as exhibits to SEC filings of the Company or any of its Subsidiaries, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) of the Company;

(ii) any coal supply agreement, coal transportation agreement, construction agreement, power purchase or offtake agreement or fuel purchase agreement that is material to the Company and its Subsidiaries taken as a whole;

(iii) any contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries to (A) compete with any other Person or (B) to engage in any line of business or in any geographic location; and

(iv) any contract (1) evidencing Indebtedness of the Company or any of its Subsidiaries to any third party in excess of $25 million, (2) guaranteeing Indebtedness of a third party in excess of $25 million or (3) containing a covenant restricting the payment of dividends, or having the economic effect of any of the foregoing.

(v) any contract entered into since January 1, 2009 providing for the purchase or other acquisition or sale or other disposition (directly or indirectly) by the Company or any of its Subsidiaries of an asset or assets or a business or businesses (A) in which the aggregate purchase or sale price (regardless of whether the consideration paid or received was (x) paid upon closing or paid or to be paid over time, (y) involved an earn-out or other contingency (in which case the amount of the consideration subject to any as yet-unrealized earn-out or other contingency shall be estimated reasonably and in good faith) and (z) in the form of cash, stock, assets, a debt instrument or otherwise) was in excess of $50 million and (B) under which the Company and/or its Subsidiaries have or are reasonably likely to have a material payment obligation, including any obligation to make any material indemnification payment (other than indemnification with respect to directors and officers) or any material payment under any guarantee or other financial obligation;

(vi) any contract that relates to the formation, creation, operation, management or control of any partnership or any joint venture that is material to the Company and its Subsidiaries taken as a whole;

(vii) any collective bargaining agreement or similar contract that is material to the Company and its Subsidiaries taken as a whole;

(viii) any Company Real Property Lease; or

(ix) any contract or group of contracts with a Person (or group of Affiliated Persons) which is not of the type described in any of the foregoing clauses (i) through (viii) and the termination or breach of which would reasonably be expected to have a Company Material Adverse Effect.

For all purposes of and under this Agreement, a “Company Material Contract” shall mean all contracts of the types referred to in clauses (i) through (ix) of this Section 4.21(a).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is valid, binding and enforceable against the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, against each other party thereto.

Section 4.22 Finders or Brokers. Except for the Company Financial Advisor, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger, other than any fees incurred pursuant to arrangements entered into after the date of this Agreement in connection with obtaining the financing contemplated by Section 6.21.

Section 4.23 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as is customary for entities comparable to the Company and its Subsidiaries operating in the industries in which the Company and its Subsidiaries operate. All insurance policies maintained by the Company and its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any material insurance policy, and the Company and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of each material insurance policy (including terms and conditions relating to the payment of premiums). There is no material dispute with any insurance carrier with respect to any material amounts recoverable by the Company or any of its Subsidiaries under the any insurance policy with such carrier.

Section 4.24 Derivative Products.

(a) To the Knowledge of the Company, all Derivative Products entered into for the account of the Company or any of its Subsidiaries since January 1, 2010 were entered into in accordance with (i) established risk parameters, limits and guidelines (qualitative or quantitative) and in compliance with the risk management policies approved by the Board of Directors of the Company and in effect on the date hereof, including trade compliance, credit risk and/or code of conduct policies (collectively, the “Company Trading Policies”), with exceptions having been handled in all material respects according to the Company’s risk management processes as in effect at the time at which such exceptions were handled, to restrict the level of risk that the Company or any of its Subsidiaries is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable Law and policies of any Governmental Entity.

(b) At no time since January 1, 2011 has the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Company Position”) not been within the risk parameters in all material respects that are set forth in the Company Trading Policies except for such Net Company Positions that have been subsequently corrected in accordance with the Company Trading Policies.

(c) The Company has made available to Parent a true and complete copy of the Company Trading Policies, and the Company Trading Policies contain a true and correct description of the practice of the Company and its Subsidiaries with respect to Derivative Products as of the date of this Agreement.

(d) The Company has made available to Parent a true and complete copy of the 2012 minutes and/or reports of the Risk Oversight Committee of the Company.

Section 4.25 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, within the three-year period preceding the date of this Agreement, in each case, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

Section 4.26 Lack of Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries beneficially owns directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or any securities of any Subsidiary of Parent, and neither the Company nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 4.27 No Additional Representations. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (1) any Parent SEC Documents filed with or furnished to the SEC at least two Business Days prior to the date hereof (excluding any disclosures set forth in any “risk factor” or “forward looking statements” section) where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided, that this clause (1) shall not apply to any representations or warranties set forth in Section 5.2) and including for these purposes any document included in the exhibit list in any Parent SEC Document, or (2) the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent from a reading of such disclosure), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Parent Material Contracts to which it is a party or under which it is bound. Parent is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Parent Material Contracts to which it is a party or under which it is bound, and is qualified to do business, and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent has publicly filed with the SEC or made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the “Parent Organizational Documents”).

Section 5.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of July 18, 2012, (i) 304,350,963 shares of Parent Common Stock were issued and outstanding, (ii) 76,505,718 shares of Parent Common Stock were held in treasury, (iii) up to 11,751,392 shares of Parent Common Stock were reserved for issuance pursuant to employee and director stock plans of Parent (the “Parent Stock Plans”) in respect of outstanding Parent Stock Options, Parent RSUs, modified stock units, performance units and deferred stock units (collectively, “Parent Equity-Based Awards”), and (iv) 250,000 shares of Parent Preferred Stock were issued and outstanding and designated as 3.625% Convertible Perpetual Preferred Stock (the “Parent 3.625% Preferred Stock”). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Parent Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b) Except for Parent Equity-Based Awards, there are no outstanding subscriptions, options, “phantom” stock rights, stock appreciation rights, stock-based performance units, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (iv) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity securities of Parent or any of its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(e) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) Parent has delivered or made available to the Company an accurate and complete copy of the Parent Stock Plans and the forms of agreement underlying outstanding Parent Equity-Based Awards. There have been no repricings of any Parent Stock Options through amendments, cancellation and reissuance or other means during the current or prior two calendar years. None of the Parent Equity-Based Awards have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and, except for grants to new hires and grants made in accordance with Section 6.2, no Parent Equity-Based Awards have been granted since June 1, 2012. None of the Parent Stock Options was granted with an exercise price below or deemed to be below the per Share closing price on the NYSE on the date of grant. All grants of Parent Equity-Based Awards were validly made and properly approved by the Board of Directors of Parent (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the consolidated financial statements of Parent in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Parent Stock Options.

(g) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of Parent (i) are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and (ii) are owned, directly or indirectly, by Parent, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(h) Neither the execution of this Agreement (including the public announcement thereof) nor the consummation of the Merger, will result in (i) a “potential adjustment event” (as defined in the Certificate of Designations for the Parent 3.625% Preferred Stock) under the Certificate of Designations for the Parent 3.625% Preferred Stock or any adjustment or other change to the Parent 3.625% Preferred Stock, including any adjustment to the Conversion Price (as defined in the Certificate of Designations for the Parent 3.625% Preferred Stock) or (ii) any change to the rights of the holders of the Parent 3.625% Preferred Stock, including any right to require repurchase thereof.

Section 5.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Parent Stockholder Approval and the adoption of this Agreement by Parent as sole stockholder of Merger Sub, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub and, except for the Parent Stockholder Approval and the adoption of this Agreement by Parent as sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) Except as may be required under or in relation to (i) the DGCL, (ii) the Exchange Act, (iii) the Securities Act, (iv) the rules and regulations of the NYSE, (v) the HSR Act, (vi) the FPA and the FERC Approval, (vii) the rules and regulations of PUCT and the approval of the PUCT thereunder, or PUCT’s determination that no such approval is required, (viii) the PSL (including §69 and §70 thereof) and the approval of the NYPSC thereunder, or NYPSC’s determination that no such approval is required, (ix) the rules and regulations of the CPUC, (x) the rules and regulations of the NRC and the approval of the NRC thereunder, or the NRC’s determination that no such approval is required, (xi) pre-approvals of license transfers by the FCC and (xii) the approvals set forth in Section 5.3(b) of the Parent Disclosure Schedule (the approvals or other actions contemplated by clauses (i) through (xii), collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 5.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens, other than any Parent Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) The Board of Directors of Parent have, at a meeting duly called and held, duly adopted resolutions (i) determining that it is in the best interest of Parent and its stockholders, and declaring it advisable, to enter into this Agreement, (ii) authorizing and approving the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger, (iii) directing that the approval of the Stock Issuance be submitted to a vote at a meeting of Parent’s stockholders and recommending that Parent’s stockholders vote in favor of the Stock Issuance, and (iv) approving and declaring the advisability of the Parent Charter Amendment, directing that the Parent Charter Amendment be submitted to a vote at a meeting of Parent’s stockholders and recommending that Parent’s stockholders vote in favor of the adoption of the Parent Charter Amendment (the recommendations referred to in clauses (iii) and (iv), collectively, the “Parent Recommendation”), which resolutions, as of immediately prior to the execution of this Agreement, have not been rescinded, modified or withdrawn. The Board of Directors of Merger Sub duly and unanimously adopted resolutions by written consent (i) determining that it is in the best interest of Merger Sub and Parent, as its sole stockholder, and declaring it advisable, to enter into this Agreement, (ii) authorizing and approving the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger, (iii) submitting the adoption of this Agreement to Parent as Merger Sub’s sole stockholder, and (iv) recommending that Parent, as Merger Sub’s sole stockholder, adopt this Agreement, which resolutions, as of immediately prior to the execution of this Agreement, have not been rescinded, modified or withdrawn.

Section 5.4 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the

SEC since January 1, 2011 (the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The books and records of Parent and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP. Neither Parent nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, Parent or any of its Subsidiary’s in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

Section 5.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 and Rule 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act with respect to any Parent SEC Document, except as disclosed in certifications filed with the Parent SEC Documents. Neither Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since the enactment of the Sarbanes Oxley Act, neither Parent nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries.

Section 5.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2011 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.7 Compliance with Law; Permits.

(a) Parent, each of its Subsidiaries and, to the Knowledge of Parent and its Subsidiaries, the STP Nuclear Operating Company (“STPNOC”) are, and since January 1, 2010 have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2010, neither Parent, any of its Subsidiaries nor to the Knowledge of Parent and its Subsidiaries, STPNOC, has received any written notice or, to the Parent’s Knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of any Governmental Entity, and all rights under any Parent Material Contract with any Governmental Entity, necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, including those that are necessary for Parent and its Subsidiaries to have and maintain their ownership interests in the South Texas Project, Units 1 and 2 (the “STNP” ), in each case as presently owned, leased and operated (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect, and no suspension or cancellation of any such Parent Permits is pending or, to Parent’s Knowledge, threatened, except where the failure to be in full force and effect or for such suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in compliance in all respects with the terms and requirements of such Parent Permits (including their respective obligations, if any, to maintain decommissioning funding assurance with respect the portion of STNP owned by Parent and its Subsidiaries), except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) To the Knowledge of Parent and its Subsidiaries, STPNOC is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of any Governmental Entity, and all rights under any material Contract with any Governmental Entity, necessary for STPNOC to operate the STNP and to carry on its business as they are now being conducted (collectively, the “STNP Permits” ), except where the failure to have any of the STNP Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent and its Subsidiaries, all STNP Permits are valid and in full force and effect, and no suspension or cancellation of any such STNP Permits is pending or, threatened, except where the failure to be in full force and effect or for such suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8 Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or Order has been received, no penalty has been assessed, and, to the Knowledge of Parent, no investigation, action, claim, suit or proceeding is pending or is threatened by any Governmental Entity or other Person relating to Parent or any Subsidiary of Parent or, to the Knowledge of Parent and its Subsidiaries, against any Person whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2009 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all permits, franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders required under Environmental Laws for the conduct of their business or the occupation of their properties and compliance with the terms and conditions thereof), (iii) Parent is not conducting or paying for any response or corrective action under any Environmental Law at any location, (iv) there has been no release, treatment, storage, disposal, arrangement for or permission to dispose of, transportation, handling, manufacturing, or distribution of, or exposure of any Person to, any Hazardous Materials at any real property currently or, to the Knowledge of Parent, formerly owned, leased or operated by Parent or any Subsidiary of Parent or, to the Knowledge of Parent, at any offsite disposal location used by Parent or any Subsidiary of Parent to dispose of any Hazardous Materials, in each case in a manner that would give rise to a current or future material liability of Parent or any Subsidiary of Parent or, to the Knowledge of Parent and its Subsidiaries, by any Person whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, (v) since January 1, 2009, Parent has not entered into an indemnity with respect to or, to the Knowledge of Parent, otherwise assumed or become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials, (vi) Parent is not subject to any claims regarding exposure to asbestos or silica in any product or to the presence or alleged presence of silica or damaged or friable asbestos in or upon any property, premises or facility and all asbestos and asbestos-containing materials present at the Parent Owned Real Property and, to the extent under the control of Parent or its Subsidiaries, at the Parent Leased Real Property are managed in compliance with all applicable Environmental Laws, and (vii) Parent is not party to any Order that imposes any obligations under any Environmental Law.

Section 5.9 Employee Benefit Plans.

(a) Section 5.9(a) of the Parent Disclosure Schedule lists all material Benefit Plans sponsored, maintained or contributed by Parent or any of its Subsidiaries, or to which Parent or any of its Subsidiaries has any obligation or liability, including any Controlled Group Liability (the “Parent Benefit Plans”). Parent has provided to or made available to the Company correct and complete copies of each Parent Benefit Plan, and to the extent applicable: (i) the most recent determination or opinion letter received from the Internal Revenue Service, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent summary plan description, and (d) each trust agreement and insurance or group annuity contract relating to such Parent Benefit Plan.

(b) Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service. Neither Parent nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides, or has any obligation to provide, post-termination health or life insurance benefits to any Person other than as mandated by Section 4980B of the Code and for which the beneficiary pays the entire premium cost. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability.

(c) Neither Parent nor any of its Subsidiaries has any liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA). None of Parent Benefit Plans is, and neither Parent nor any Subsidiary has any liability or obligation under or with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or consultant of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) result in any other payment becoming due or satisfy any prerequisite to any payment or benefit to any current or former employee, director or consultant of Parent, (iii) accelerate the time of funding, payment or vesting, or increase the amount of compensation due any such employee, director or consultant or (iv) increase any benefits or compensation or give rise to any liability under any Parent Benefit Plan.

(e) Each Parent Benefit Plan has been operated in good faith compliance in all material respects with Section 409A of the Code and has since January 1, 2009 been operated in compliance in all material respects with Section 409A of the Code. No director, officer, employee or service provider of Parent or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or, to Parent’s Knowledge, threatened claims, proceedings, audits, investigations, suits or actions by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan (other than routine claims for benefits) and (ii) neither Parent nor any of its Subsidiaries (nor, to Parent’s Knowledge, any other Person) has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or a breach of fiduciary duty (as determined under ERISA) with respect to any Parent Benefit Plan.

(g) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or otherwise, by any employee, director or consultant of Parent or its Subsidiaries (whether current, former or retired) under any Parent Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h) Neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would reasonably be expected to result in the payment of any amount that will not fully be deductible as a result of Section 162(m) of the Code.

Section 5.10 Absence of Certain Changes or Events. Since December 31, 2011, (a) except as otherwise contemplated by this Agreement, the businesses of Parent and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect. Since December 31, 2011 through the date hereof, neither Parent nor any of its Subsidiaries has taken any action that would be prohibited by Section 6.2(ii), (iii), (viii), (xi), (xv) or (xvi) if proposed to be taken after the date hereof.

Section 5.11 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) to the Knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, claims, arbitration, hearing, written inquiries or proceedings pending (or, to the Knowledge of Parent, threatened) by or before any Governmental Entity, arbitrator or arbitration panel against or affecting Parent or any of its Subsidiaries, or any of their respective properties or assets and (c) there are no Orders of any Governmental Entity, arbitrator or arbitration panel outstanding involving Parent or any of its Subsidiaries, or any of their respective properties or assets.

Section 5.12 Information Supplied. None of the information provided by Parent or its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Joint Proxy Statement will, at the date it is first mailed to Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders’ Meeting or the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (c) the Debt Offering Documents will, at the time the applicable document thereof becomes effective under the Securities Act or the date it is first mailed to the holders of Notes, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Company Stockholders’ Meeting) and the Form S-4 (other than the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4, the Joint Proxy Statement or the Debt Offering Documents which were not supplied by or on behalf of Parent.

Section 5.13 Regulatory Matters.

(a) Each of Parent’s Subsidiaries that engages in the sale of electricity at wholesale (other than any such Subsidiaries that own one or more facilities that constitute a “qualifying facility” as such term is defined under PURPA and the rules and regulations of FERC that are entitled to exemption from regulation under Section 205 of the FPA) is (i) regulated as a “public utility” under the FPA and has been authorized by the FERC, pursuant to the FPA, to make such sales at market-based rates or (ii) located within ERCOT and regulated by the PUCT. Each of Parent’s Subsidiaries that directly owns generating facilities has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, or is entitled to exemption from regulation as an Exempt Wholesale Generator under either the Public Utility Holding Company Act of 1935 or PUHCA 2005 or has obtained an order from the FERC finding it to be, has self-certified itself to the FERC as, or is a solar facility of less than one MW that is entitled to exemption from regulation as, a qualifying facility under PURPA. Neither Parent, nor any of its Subsidiaries, are subject to the books and records requirements of Part 366 of the FERC’s Rules and Regulations (18 C.F.R. Part 366 (2009)). There are no pending, or to the Knowledge of Parent, threatened, judicial or administrative proceedings to revoke a Subsidiary’s market-based rate authorization, Exempt Wholesale Generator status or qualifying facility status, as applicable. To the Knowledge of Parent, there are no events, facts or conditions that are reasonably likely to cause any of Parent’s Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization or any of Parent’s Subsidiaries that directly owns generating facilities to lose its status as an Exempt Wholesale Generator under PUHCA 2005.

(b) All filings required to be made by Parent or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the FPA or PUHCA 2005, the Department of Energy, the NRC under the Atomic Energy Act of 1954, as amended, the PUCT or any other applicable state public utility commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable Law, except for filings the failure of which to make or the failure of which to make in compliance with all applicable Law, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) To the Knowledge of Parent and its Subsidiaries (i) the operations of STNP by STPNOC are, and since January 1, 2010, have been conducted in compliance with all STNP Permits, including those STNP Permits providing for (A) the development and maintenance of emergency plans designed to respond to any unplanned releases of radioactive materials from STNP, (B), the handling and storage of spent nuclear fuel at STNP, (C) decommissioning planning for STNP and (D) the maintenance of insurance against a nuclear incident, and (ii) (A) the operations of STNP are not the subject of any outstanding notices of violation, any ongoing proceeding, heightened or additional inspections above the NRC baseline inspection program or requests for information from the NRC or any other agency with jurisdiction over such facility and (B) STPNOC is not listed by the NRC in the “unacceptable performance” column of the NRC Action Matrix as a part of the NRC’s Assessment of Licensee Performance; in each such case except for such failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.14 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all respects and were prepared in compliance with applicable Law, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Parent SEC Documents for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against Parent or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Parent SEC Documents.

(b) Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Parent Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where Parent or one of its Subsidiaries has not filed Tax Returns claiming that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither Parent nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers) or sharing agreement (other than an agreement with Parent or its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes). Neither Parent nor any of its Subsidiaries is or has, within the past six years, been a member of an affiliated group (other than a group the common parent of which is Parent) filing a consolidated federal income Tax Return. Neither Parent nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract, or otherwise, for any Tax of any Person other than Parent and its Subsidiaries.

(d) Parent and its Subsidiaries have duly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Neither Parent nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) Parent has made available to the Company or its legal or accounting representative copies of all federal income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2009 and all state income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2009.

(h) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by Parent or any Parent Subsidiary under Section 108(i) of the Code.

(i) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15 Employment and Labor Matters.

(a) Neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or material work rules or practices with any labor union, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (ii) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (iii) to the Knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened with respect to Parent Employees and (v) there is no slowdown or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to Parent Employees; except, with respect to clauses (i) through (v), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and have been, in compliance with all applicable Law respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither Parent nor any of its Subsidiaries has any liabilities under the WARN Act as a result of any action taken by Parent (other than at the written direction of the Company or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) To the Knowledge of Parent, no Parent Employee who is an executive officer has, as of the date hereof, given notice to Parent of any intention to terminate his or her employment with Parent or its Subsidiaries within the twelve (12) month period following the date of this Agreement.

Section 5.16 Intellectual Property.

(a) Either Parent or a Subsidiary of Parent owns, has a valid license for or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary for or used in their respective businesses as currently conducted, free and clear of all Liens, other than Parent Permitted Liens (collectively, the “Parent Intellectual Property”), except for such failures to own, have license for or possess rights to use that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the transactions contemplated by this Agreement shall not impair the right, title or interest of Parent or any of its Subsidiaries in or to any of the Parent Intellectual Property, and except where the license expires in accordance with its terms all of the Parent Intellectual Property shall be owned or available for use by Parent or its Subsidiaries immediately after the Closing Date on terms and conditions substantially similar to those under which Parent or its Subsidiaries owned or used the Parent Intellectual Property immediately prior the Closing Date.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) as of the date hereof, there are no claims that are presently pending or, to the Knowledge of Parent, threatened in writing by any Person alleging infringement by Parent or any of its Subsidiaries of any third party Intellectual Property or contesting the ownership or use of any Parent Intellectual Property, (b) to the Knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any Person, (c) as of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Parent Intellectual Property and (d) to the Knowledge of Parent, no Person is infringing, misappropriating, or otherwise violating any Parent Intellectual Property owned by Parent or any of its Subsidiaries. The Parent Intellectual Property owned by Parent or any of its Subsidiaries is not subject to any outstanding consent, settlement or Order materially restricting the use thereof.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have taken commercially reasonable actions common in the industry to maintain and protect the secrecy and confidentiality of its trade secrets and other confidential information.

(d) The information technology systems, including software, owned, leased, or licensed by Parent and its Subsidiaries in the conduct of their respective businesses (collectively, the “Parent Systems”) are sufficient in all material respects for the immediate needs of Parent’s and its Subsidiaries’ respective businesses as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing. In the last twelve (12) months prior to the date hereof, there has not been any material failure with respect to any of the Parent Systems that has not been remedied or replaced in all material respects.

Section 5.17 Real and Personal Property.

(a) With respect to each real property owned by Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole (such property collectively, the “Parent Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has marketable and insurable fee simple title to such Parent Owned Real Property, free and clear of all Liens other than Parent Permitted Liens and conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not materially impair the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”), (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Parent Owned Real Property that would reasonably be expected to materially impair the existing use of the Parent

Owned Real Property by Parent or any of its Subsidiaries in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to impair the existing use of the Parent Owned Real Property by Parent or any of its Subsidiaries in the operation of its business thereon. As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each lease, sublease and other agreement (collectively, the “Parent Real Property Leases”) under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property that is material to Parent and its Subsidiaries, taken as a whole (the “Parent Leased Real Property”) at which the material operations of Parent or any of its Subsidiaries are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Parent Leased Real Property that would reasonably be expected to materially impair the existing use of the Parent Leased Real Property by Parent or any of its Subsidiaries in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of Parent or, if applicable, any of its Subsidiaries or, to the Knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Parent Real Property Leases, in each parcel of Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens and Permitted Encumbrances, and Parent’s or its Subsidiaries’ possession and quiet enjoyment of the Parent Leased Real Property under such Parent Real Property Lease has not been disturbed. As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and, to the Knowledge of Parent, there is no threatened, condemnation proceeding with respect to any Parent Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.18 Required Vote of Parent Stockholders. (a) The approval of the Stock Issuance by a majority of the votes cast on such proposal at the Parent Stockholders’ Meeting (provided that the total votes cast on such proposal represent over 50% in interest of all securities entitled to vote on such proposal), as required by Section 312.03 and 312.07 of the NYSE Listed Company Manual, is the only vote of holders of securities of Parent which is required to approve the Stock Issuance, and (b) the approval and adoption of the Parent Charter Amendment by the affirmative vote of the holders of a majority of the outstanding stock of Parent entitled to vote on the Parent Charter Amendment is the only vote of securities of Parent which is required to adopt the Parent Charter Amendment (the approvals referred to in clauses (a) and (b) collectively, the

“Parent Stockholder Approval”) and no other vote of the holders of any class or series of Parent capital stock is necessary to approve the Stock Issuance, adopt the Parent Charter Amendment or to approve this Agreement or the transactions contemplated hereby, including the Merger.

Section 5.19 Opinion of Financial Advisor. The Board of Directors of Parent has received separate opinions (the “Parent Fairness Opinions”) of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC (the “Parent Financial Advisors”) to the effect that, as of the date of such opinions, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall, promptly following receipt of each such opinions in written form, furnish an accurate and complete copy of said opinions to the Company solely for informational purposes.

Section 5.20 Material Contracts.

(a) Except for this Agreement, the Parent Benefit Plans or agreements filed as exhibits to SEC filings of Parent or any of its Subsidiaries, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S K of the SEC) of Parent;

(ii) any coal supply agreement, coal transportation agreement, construction agreement, power purchase or offtake agreement or fuel purchase agreement that is material to Parent and its Subsidiaries taken as a whole;

(iii) any contract imposing any material restriction on the right or ability of Parent or any of its Subsidiaries to (A) compete with any other Person or (B) to engage in any line of business or in any geographic location; and

(iv) any contract (1) evidencing Indebtedness of Parent or any of its Subsidiaries to any third party in excess of $25 million, (2) guaranteeing Indebtedness of a third party in excess of $25 million or (3) containing a covenant restricting the payment of dividends, or having the economic effect of any of the foregoing;

(v) any contract entered into since January 1, 2009 providing for the purchase or other acquisition or sale or other disposition (directly or indirectly) by Parent or any of its Subsidiaries of an asset or assets or a business or businesses (A) in which the aggregate purchase or sale price (regardless of whether the consideration paid or received was (x) paid upon closing or paid or to be paid over time, (y) involved an earn-out or other contingency (in which case the amount of the consideration subject to any as yet-unrealized earn-out or other contingency shall be estimated reasonably and in good faith) and (z) in the form of cash, stock, assets, a debt instrument or otherwise) was in excess of $50 million and (B) under which Parent and/or its Subsidiaries have or are reasonably likely to have a material payment obligation, including any obligation to make any material indemnification payment (other than indemnification with respect to directors and officers) or any material payment under any guarantee or other financial obligation;

(vi) any contract that relates to the formation, creation, operation, management or control of any partnership or any joint venture that is material to Parent and its Subsidiaries taken as a whole;

(vii) any collective bargaining agreement or similar contract that is material to Parent and its Subsidiaries taken as a whole;

(viii) any Parent Real Property Lease; or

(ix) any contract or group of contracts with a Person (or group of Affiliated Persons) which is not of the type described in any of the foregoing clauses (i) through (viii) and the termination or breach of which would reasonably be expected to have a Parent Material Adverse Effect.

For all purposes of and under this Agreement, a “Parent Material Contract” shall mean all contracts of the types referred to in clauses (i)-(ix) of this Section 5.20(a).

(b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is valid, binding and enforceable against Parent or the Subsidiary of Parent which is party thereto and, to the Knowledge of Parent, against each other party thereto.

Section 5.21 Finders or Brokers. Except for the Parent Financial Advisors, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger, other than any fees incurred pursuant to arrangements entered into after the date of this Agreement in connection with obtaining the financing contemplated by Section 6.21.

Section 5.22 Insurance. Parent and its Subsidiaries maintain insurance in such amounts and against such risks substantially as is customary for entities comparable to Parent and its Subsidiaries operating in the industries in which Parent and its Subsidiaries operate. All insurance policies maintained by Parent and its Subsidiaries are in full force and effect. Neither Parent nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any material insurance policy, and Parent and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of each material insurance policy (including terms and conditions relating to the payment of premiums). There is no material dispute with any insurance carrier with respect to any material amounts recoverable by Parent or any of its Subsidiaries under the any insurance policy with such carrier.

Section 5.23 Derivative Products.

(a) To the Knowledge of Parent, all Derivative Products entered into for the account of Parent or any of its Subsidiaries since January 1, 2010 were entered into in accordance with (i) established risk parameters, limits and guidelines (qualitative or quantitative) and in compliance with the risk management policies approved by the Board of Directors of Parent and in effect on the date hereof, including trade compliance, credit risk and/or code of conduct policies (collectively, the “Parent Trading Policies”), with exceptions having been handled in all material respects according to Parent’s risk management processes as in effect at the time at which such exceptions were handled, to restrict the level of risk that Parent or any of its Subsidiaries is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable Law and policies of any Governmental Entity.

(b) At no time since January 1, 2011 has the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Parent Position”) not been within the risk parameters in all material respects that are set forth in the Parent Trading Policies except for such Net Parent Positions that have been subsequently corrected in accordance with the Parent Trading Policies.

(c) Parent has made available to the Company a true and complete copy of the Parent Trading Policies, and the Parent Trading Policies contain a true and correct description of the practice of Parent and its Subsidiaries with respect to Derivative Products as of the date of this Agreement.

(d) Parent has made available to the Company a true and complete copy of the 2012 reports of the Commercial Operations Oversight Committee of Parent.

Section 5.24 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between Parent or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of Parent, on the other hand, within the three-year period preceding the date of this Agreement, in each case, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in Parent’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

Section 5.25 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 5.26 No Additional Representations. Parent and Merger Sub acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries.

Section 5.27 Debt Offer Financing.

(a) Parent has delivered to the Company a true and complete copy of the Financing Commitment, including any schedules, exhibits, annexes and amendments, pursuant to which the financial institutions parties thereto have agreed to provide Financing subject to the terms and conditions set forth therein.

(b) The Financing Commitment is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, subject to the Enforceability Exceptions. The Financing Commitment is in full force and effect and, as of the date hereof, has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect.

(c) As of the date hereof, Parent is not in breach of any of the terms or conditions set forth in the Financing Commitment, and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date hereof, Parent is not aware of any fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to (i) make any of the assumptions or any of the statements set forth in the Financing Commitment inaccurate, (ii) result in any of the conditions in the Financing Commitment not being satisfied or (iii) otherwise result in the Financing Commitment not being available on a timely basis in order to consummate the Debt Offers and/or the Notes Put Offers, as the case may be.

(d) The net proceeds from the Financing Commitment, if funded in full, together with Available Funds will be sufficient to consummate the Debt Offers and/or the Notes Put Offers, as the case may be, and the payment of any fees, premiums and expenses of or payable by Parent, Merger Sub, the Company or the Surviving Corporation in connection therewith.

(e) Parent has delivered to the Company a true and complete (except for the redactions in such delivered copy) copy of any fee letters with respect to fees, market flex and related arrangements with respect to the Financing Commitment (the “Fee Letters”), with only fee amounts and certain economic terms (none of which would adversely affect the amount (other than in respect of upfront fees, if any) or availability of the Financing Commitment if so exercised by the lenders providing the Financing) redacted. As of the date hereof, there are no side letters, understandings or other agreements or arrangements relating to the funding of the full amount or any portion of the Financing to which Parent, Merger Sub or any of their respective Affiliates are a party, other than as expressly set forth in the Financing Commitment and the Fee Letter delivered to the Company prior to the date hereof.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business and shall use their reasonable best efforts to preserve intact their present material lines of business, maintain their rights and franchises and preserve their relationships with material customers and suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned, other than a consent with respect to the matters contemplated by clauses (i) through (vi), which may be withheld by Parent in its sole discretion), except as may be required by applicable Law or as set forth in Section 6.1(b) of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

(i) amend the certificate of incorporation or by-laws or similar applicable charter documents of the Company or materially amend the charter documents of any Subsidiary of the Company;

(ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for pro rata dividends or other distributions made by any direct or indirect Subsidiary of the Company to the equityholders thereof, including the Company or one of its wholly-owned Subsidiaries;

(iii) split, combine, subdivide or reclassify any shares of capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction;

(iv) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company RSUs outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.1(b), (B) the purchase or sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.1(b) if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (C) the grant of equity compensation awards at times, in amounts and on terms and conditions in accordance with Section 6.1(b)(iv) of the Company Disclosure Schedule, (D) issuances of Shares in satisfaction of the terms of the Plan of Reorganization, (E) transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (F) the incurrence of any Company Permitted Liens;

(v) directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for (A) transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (B) the purchase or sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.1(b) if necessary to effectuate an option direction upon exercise or for withholding of Taxes;

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(vii) except as otherwise permitted or contemplated by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of the Company or any of its Subsidiaries in excess of $100 million in the aggregate, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled) and (C) Indebtedness or guarantees thereof disclosed in Section 6.1(b)(vii) of the Company Disclosure Schedule, in each case, in accordance with the terms of the instrument governing such Indebtedness as in effect on the date hereof or, with respect to Indebtedness incurred in accordance with clause (viii), the terms of such Indebtedness;

(viii) incur, assume, guarantee or otherwise become liable for any Indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business consistent with past practice, (B) borrowings (including for the avoidance of doubt, letters of credit) pursuant to existing credit facilities, (C) purchase money financings and capital leases entered into in the ordinary course of business consistent with past practice, (D) any Indebtedness or guarantees thereof among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (E) any Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness on terms no less favorable to the Company in the aggregate than the terms of such existing Indebtedness and in an amount not to exceed the sum of such existing Indebtedness plus the aggregate amount of customary fees and reasonable expenses associated with the replacement, renewal, extension, refinancing or refunding of such existing Indebtedness, (F) any guarantees by the Company of Indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of Indebtedness of the Company or any Subsidiary of the Company, which Indebtedness is incurred in compliance with this Section 6.1(b), and (G) as may be incurred pursuant to Section 6.19 or Section 6.20; provided, however, that the principal amount of Indebtedness incurred pursuant to clauses (A) and (C) shall not exceed $50 million in the aggregate; provided, further, that in the case of each of clause (A) and clauses (C) through (F), (x) the incurrence of such Indebtedness would not reasonably be expected to interfere with the parties’ ability to obtain the Financing or Alternative Financing and (y) such Indebtedness does not impose or result in any additional restrictions or limitations on the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation or any of its Subsidiaries), or subject the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries), to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which the Company, Parent or their respective Subsidiaries are not otherwise subject under the terms of any Indebtedness (other than any Indebtedness proposed to be repaid pursuant to Section 6.19 hereof) outstanding as of the date hereof, that would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect;

(ix) change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(x) enter into any new line of business outside of the existing business of the Company and its Subsidiaries;

(xi) make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person (other than any Subsidiary of the Company) with a value in excess of $50 million in the aggregate, except (A) as contemplated by the Company’s fiscal 2012 budget and capital expenditure plan, as set forth in Section 6.1(b)(xi) of the Company Disclosure Schedule (the “Company 2012 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2012 fiscal year), or the Company’s fiscal 2013 capital expenditure plan, as set forth in Section 6.1(b)(xi) of the Company Disclosure Schedule (the “Company 2013 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2013 fiscal year) or (B) as made in connection with any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company; provided, however, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent, impede or delay the consummation of the Merger by the End Date;

(xii) commit to or make any capital expenditures in excess of $50 million in the aggregate, except for (A) capital expenditures contemplated by the Company 2012 Budget (whether or not such capital expenditure is made during the 2012 fiscal year) or the Company 2013 Budget, (B) capital expenditures disclosed in Section 6.1(b)(xii) of the Company Disclosure Schedule or (C) capital expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(xiii) except as required by the terms of the Company Benefit Plans as in effect on the date hereof, (A) except in the ordinary course of business consistent with past practice for any employee who is not an executive officer, increase the compensation or other benefits (including the granting of any discretionary bonuses) payable or provided to the Company’s directors, officers or employees, (B) enter into, adopt, amend, modify (including the acceleration of vesting) or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner except (1) for agreements entered into with any newly-hired non-officer employees hired in the ordinary course of business consistent with past practice, (2) for severance agreements (for the avoidance of doubt, other than collective bargaining or similar agreements) entered into in the ordinary course of business consistent with past practice with employees who are not executive officers in connection with terminations of employment, or (3) in connection with the promotion of employees to the extent it is in the ordinary course of business consistent with past practice, or (C) enter into or amend any collective bargaining agreements or similar contracts other than agreements or amendments entered into in the ordinary course of business consistent with past practice that would not result in a material increase of cost (consistent with past practice) to the Company under the applicable collective bargaining agreements or similar contracts;

(xiv) enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than reimbursements or advances of business expense in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan;

(xv) materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP, SEC rule or policy or applicable Law;

(xvi) (A) sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its material properties or non-cash assets, including the capital stock of Subsidiaries, except (i) for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries and (ii) subject to the second proviso in Section 6.8(a), as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby, (B) create or incur any Lien on any of its material assets or properties, other than Company Permitted Liens, or (C) sell, license, assign, or otherwise dispose of any material Company Intellectual Property other than in the ordinary course of business consistent with past practice;

(xvii) enter into any agreement that would result in the Company or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;

(xviii) modify, amend or terminate, or waive or assign any rights under, any Company Material Contract or material Company Real Property Lease other than in a manner that is not material and adverse to the Company and its Subsidiaries taken as a whole, or that could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xix) materially amend or terminate the Company Trading Policies or take any action that materially violates the Company Trading Policies or that causes the Net Company Position to be materially outside the risk parameters set forth in the Company Trading Policies;

(xx) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (x) with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2011 included in the Company SEC Documents or (B) that do not exceed $50 million in the aggregate, and (y) with respect to any non-monetary terms and conditions therein, involve only the imposition of restrictions or other conditions that would not reasonably be expected to materially and adversely impact the business and/or operations of the Company and its Subsidiaries, taken as a whole, or the consummation of the transactions contemplated by this Agreement, and do not involve the admission of any criminal liability;

(xxi) implement any plant closings or layoff of employees that would reasonably be expected to materially and adversely impact the business and/or operations of the Company and its Subsidiaries taken as a whole; or

(xxii) agree or commit, in writing or otherwise, to take any of the foregoing actions.

(c) The Company shall promptly notify Parent of any change, occurrence, effect, condition, fact, event, or circumstance of which any of the Company’s executive officers has actual knowledge which would reasonably be expected to cause the failure of any of the conditions set forth in Article VII to be satisfied, including any breach of a representation, warranty, covenant or agreement contained in this Agreement by the Company of which any the Company’s executive officers has actual knowledge and which, if not timely cured, would reasonably be expected to cause the failure of any of the conditions set forth in Article VII to be satisfied; provided, however, that (x) no unintentional failure by the Company to provide a required notice under this Section 6.1(c) with respect to any matter that would not result in a failure of the conditions set forth in Section 7.2(a) shall result in a failure of the condition set forth in Section 7.3(b) and (y) the delivery of any notice by the Company pursuant to this Section 6.1(c) shall not limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement.

Section 6.2 Conduct of Business by Parent.

(a) From and after the date hereof and prior to the Effective Time or the Termination Date, and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 6.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business and shall use their reasonable best efforts to preserve intact their present material lines of business, maintain their rights and franchises and preserve their relationships with material customers and suppliers and other Persons with whom Parent or any of its Subsidiaries has significant business relations; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Parent agrees, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned, other than a consent with respect to the matters contemplated by clauses (i) through (vi), which may be withheld by the Company in its sole discretion), except as may be required by applicable Law or as set forth in Section 6.2(b) of the Parent Disclosure Schedule, Parent shall not, and shall cause its Subsidiaries not to:

(i) amend the certificate of incorporation or by-laws or similar applicable charter documents of Parent (other than the Parent Charter Amendment) or materially amend the charter documents of any Subsidiary of Parent;

(ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for pro rata dividends or other distributions made by any direct or indirect Subsidiary of Parent to the equityholders thereof, including Parent or one of its wholly-owned Subsidiaries;

(iii) split, combine, subdivide or reclassify any shares of capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, except for any such transaction by a wholly-owned Subsidiary of Parent which remains a wholly-owned Subsidiary after consummation of such transaction;

(iv) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Parent Common Stock in respect of any exercise of Parent Stock Options and settlement of any other Parent Equity-Based Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.2(b), (B) the purchase or sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock or other Parent Equity-Based Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.2(b) if necessary to effectuate an option or other award direction upon exercise or for withholding of Taxes, (C) the issuance of shares of Parent Common Stock pursuant to Parent’s Employee Stock Purchase Plan, (D) the grant of equity compensation awards at times, in amounts and on terms and conditions in accordance with Section 6.2(b)(iv) of the Parent Disclosure Schedule, (E) transactions among Parent and its wholly-owned Subsidiaries or among Parent’s wholly-owned Subsidiaries or (F) the incurrence of any Parent Permitted Liens;

(v) directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for (A) transactions among Parent and its wholly-owned Subsidiaries or among Parent’s wholly-owned Subsidiaries or (B) the purchase or sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock or other Parent Equity-Based Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.2(b) if necessary to effectuate an option or other award direction upon exercise or for withholding of Taxes;

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among Parent and its wholly-owned Subsidiaries or among Parent’s wholly-owned Subsidiaries;

(vii) except as otherwise permitted or contemplated by this Agreement or for transactions between Parent and its Subsidiaries or among Parent’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of Parent or any of its Subsidiaries in excess of $100 million in the aggregate, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled) and (C) Indebtedness or guarantees thereof disclosed in Section 6.2(b)(vii) of the Parent Disclosure Schedule, in each case, in accordance with the terms of the instrument governing such Indebtedness as in effect on the date hereof or, with respect to Indebtedness incurred in accordance with clause (viii), the terms of such Indebtedness;

(viii) incur, assume, guarantee or otherwise become liable for any Indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business consistent with past practice, (B) borrowings (including for the avoidance of doubt, letters of credit) pursuant to existing credit facilities, (C) purchase money financings and capital leases entered into in the ordinary course of business consistent with past practice, (D) any Indebtedness or guarantees thereof among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (E) any Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness on terms no less favorable to Parent in the aggregate than the terms of such existing Indebtedness and in an amount not to exceed the sum of such existing Indebtedness plus the aggregate amount of customary fees and reasonable expenses associated with the replacement, renewal, extension, refinancing or refunding of such existing Indebtedness, (F) any guarantees by Parent of Indebtedness of Subsidiaries of Parent or guarantees by Parent’s Subsidiaries of Indebtedness of Parent or any Subsidiary of Parent, which Indebtedness is incurred in compliance with this Section 6.2(b), and

(G) as may be incurred pursuant to Section 6.19 or Section 6.20; provided, however, that the principal amount of Indebtedness incurred pursuant to clauses (A) and (C) shall not exceed $100 million in the aggregate; provided, further, that in the case of each of clause (A) and clauses (C) through (F), (x) the incurrence of such Indebtedness would not reasonably be expected to interfere with the parties’ ability to obtain the Financing or Alternative Financing and (y) such Indebtedness does not impose or result in any additional restrictions or limitations on Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation or any of its Subsidiaries), or subject Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which Parent or its Subsidiaries is not otherwise subject under the terms of any Indebtedness outstanding as of the date hereof, that would reasonably be expected to have a Parent Material Adverse Effect;

(ix) change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(x) enter into any new line of business outside of the existing business of Parent and its Subsidiaries other than new lines of business currently contemplated by Parent and its Subsidiaries or that are directly related to Parent and its Subsidiaries’ solar, retail or electric vehicle services businesses;

(xi) make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person (other than any Subsidiary of Parent) with a value in excess of $100 million in the aggregate, except (A) as contemplated by Parent’s fiscal 2012 budget and capital expenditure plan, as set forth in Section 6.2(b)(xi) of the Parent Disclosure Schedule (the “Parent 2012 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2012 fiscal year), or Parent’s fiscal 2013 budget and capital expenditure plan, as set forth in Section 6.2(b)(xi) of the Parent Disclosure Schedule (the “Parent 2013 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2013 fiscal year) or (B) as made in connection with any transaction solely between Parent and a wholly owned Subsidiary of Parent or between wholly owned Subsidiaries of Parent; provided, however, that notwithstanding the foregoing, Parent shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent, impede or delay the consummation of the Merger by the End Date;

(xii) commit to or make any capital expenditures in excess of $100 million in the aggregate, except for (A) capital expenditures contemplated by the Parent 2012 Budget (whether or not such capital expenditure is made during the 2012 fiscal year) or the Parent 2013 Budget, (B) capital expenditures disclosed in Section 6.2(b)(xii) of the Parent Disclosure Schedule or (C) capital expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(xiii) except as required by the terms of the Parent Benefit Plans as in effect on the date hereof and except for such actions taken in connection with new lines of business permitted pursuant to Section 6.2(b)(x) above (provided that any such action shall be consistent with market and customary practice), (A) except in the ordinary course of business consistent with past practice for any employee who is not an executive officer, increase the compensation or other benefits (including the granting of any discretionary bonuses) payable or provided to Parent’s directors, officers or employees, (B) enter into, adopt, amend, modify (including the acceleration of vesting) or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner except (1) for agreements entered into with any newly-hired non-officer employees hired in the ordinary course of business consistent with past practice, (2) for severance agreements (for the avoidance of doubt, other than collective bargaining or similar agreements) entered into in the ordinary course of business consistent with past practice with employees who are not executive officers in connection with terminations of employment, or (3) in connection with the promotion of employees to the extent it is in the ordinary course of business consistent with past practice, or (C) enter into or amend any collective bargaining agreements or similar contracts other than agreements or amendments entered into in the ordinary course of business consistent with past practice that would not result in a material increase of cost (consistent with past practice) to Parent under the applicable collective bargaining agreements or similar contracts;

(xiv) enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than reimbursements or advances of business expense in the ordinary course of business consistent with past practice to employees of Parent or any of its Subsidiaries) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Parent Benefit Plan;

(xv) materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP, SEC rule or policy or applicable Law;

(xvi) (A) sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its material properties or non-cash assets, including the capital stock of Subsidiaries, except (i) for transactions among Parent and its wholly-owned Subsidiaries or among Parent’s wholly-owned Subsidiaries and (ii) subject to the second proviso in Section 6.8(a), as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby, (B) create or incur any Lien on any of its material assets or properties, other than Parent Permitted Liens, or (C) sell, license, assign, or otherwise dispose of any material Parent Intellectual Property other than in the ordinary course of business consistent with past practice;

(xvii) modify, amend or terminate, or waive or assign any rights under, any Parent Material Contract or material Parent Real Property Lease other than in a manner that is not material and adverse to Parent and its Subsidiaries taken as a whole or that could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xviii) materially amend or terminate the Parent Trading Policies or take any action that materially violates the Parent Trading Policies or that causes the Net Parent Position to be materially outside the risk parameters set forth in the Parent Trading Policies;

(xix) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (x) with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2011 included in the Parent SEC Documents or (B) that do not exceed $50 million in the aggregate, and (y) with respect to any non-monetary terms and conditions therein, involve only the imposition of restrictions or other conditions that would not reasonably be expected to materially and adversely impact the business and/or operations of Parent and its Subsidiaries, taken as a whole, or the consummation of the transactions contemplated by this Agreement, and do not involve the admission of any criminal liability;

(xx) implement any plant closings or layoff of employees that would reasonably be expected to materially and adversely impact the business and/or operations of Parent and its Subsidiaries, taken as a whole; or

(xxi) agree or commit, in writing or otherwise, to take any of the foregoing actions.

(c) Parent shall promptly notify the Company of any change, occurrence, effect, condition, fact, event, or circumstance of which any of Parent’s executive officers has actual knowledge which would reasonably be expected to cause the failure of any of the conditions set forth in Article VII to be satisfied, including any breach of a representation, warranty, covenant or agreement contained in this Agreement by Parent of which any Parent’s executive officers has actual knowledge and which, if not timely cured, would reasonably be expected to cause the failure of any of the conditions set forth in Article VII to be satisfied; provided, however, that (x) no unintentional failure by Parent to provide a required notice under this Section 6.2(c) with respect to any matter that would not result in a failure of the conditions set forth in Section 7.2(a) shall result in a failure of the condition set forth in Section 7.2(b) and

(y) the delivery of any notice by Parent pursuant to this Section 6.2(c) shall not limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or be deemed to amend or supplement the Parent Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement.

Section 6.3 Investigation.

(a) Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, each of the Company and Parent shall provide the other party and such other party’s (i) officers and employees and (ii) accountants, consultants, legal counsel, financial advisors and agents and other representatives (such Persons described in this clause (ii), collectively, “Representatives”) (x) reasonable access during normal business hours to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Law and (y) with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, as the other such party may request. Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide such access, data or other information if it (A) would unreasonably disrupt the operations of such party or any of its Subsidiaries, (B) would cause a violation or breach of or default under, or give a third party the right to terminate or accelerate the rights under, any agreement to which such party or any of its Subsidiaries is a party, (C) would cause a risk of a loss of privilege to such party or any of its Subsidiaries, or (D) would constitute a violation of any applicable Law; provided, however, that the Company or Parent, as applicable, shall use its reasonable best efforts to provide such access or such data or information to Parent or the Company, as applicable, in a way that would not give rise to or result in any of the effects or consequences described in any of clauses (A) through (D) of such sentence. Notwithstanding anything else in this Agreement to the contrary, no information or knowledge obtained by the Company or Parent in any investigation conducted pursuant to the access contemplated by this Section 6.3 shall limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement affect or be deemed to modify any representation or warranty of the parties hereto set forth in this Agreement. The foregoing notwithstanding, neither the Company nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study) with respect to any property of the other party or any of the other party’s Subsidiaries except with the other party’s prior written consent.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material”, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of May 22, 2012, between the Company and Parent (the “Confidentiality Agreement”).

Section 6.4 Non-Solicitation by the Company.

(a) Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company and its Subsidiaries shall not, and the Company shall cause its and their respective officers, directors and employees not to, and the Company shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any inquiry, discussion, request, offer or proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company or any of its Subsidiaries to, any Third Party, in connection with or in response to, or that would be reasonably likely to lead to, a Company Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any Third Party with respect to, or that would be reasonably likely to lead to, any Company Acquisition Proposal, or (iv) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement (other than an Acceptable Confidentiality Agreement) or instrument providing for or relating to, any Company Acquisition Proposal; provided, however, that this Section 6.4(a) shall not prohibit (A) the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to a bona fide written Company Acquisition Proposal received by the Company or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from or arise in connection with a breach of this Section 6.4 that is not withdrawn if (but only if): (1) the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such Company Acquisition Proposal constitutes or is reasonably expected to result in a Company Superior Offer, (2) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Law, (3) the Company gives to Parent the notice (which notice must state that the Company’s Board of Directors’ has made the determinations contemplated by the foregoing clauses (1) and (2)), required by Section 6.4(b), (4) the Company furnishes any non-public information and/or provides access to such Third Party (or its directors, officers, employees or Representatives) only after such Third Party enters into an Acceptable Confidentiality Agreement with the Company and only pursuant thereto; (B) the Company from waiving any standstill or similar provisions in any Acceptable Confidentiality Agreement entered into after the date of this Agreement in order to permit the counterparty thereto to make a Company Acquisition Proposal; or (C) the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules may have under any other provision of this Agreement.

(b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing of its receipt of (i) any Company Acquisition Proposal (whether written, oral or otherwise), (ii) any inquiry or request for information regarding the Company or any of its Subsidiaries or for access to the properties, books and records of the Company or any of its Subsidiaries, in each case, in connection with or in response to a Company Acquisition Proposal, or (iii) any discussions or negotiations sought to be entered into or continued with the Company, any of its Subsidiaries or its or their respective directors, officers, employees or Representatives with any Third Party (or its directors, officers, employees or Representatives) in connection with or in response to a Company Acquisition Proposal. Any such notice pursuant to the foregoing sentence shall include (A) the identity of the Third Party making or submitting such Company Acquisition Proposal or request, (B) if it is in writing, a copy such Company Acquisition Proposal and any related draft agreements, and (C) if oral, a reasonably detailed summary of any material communications relating to, and the material terms and conditions of, such Company Acquisition Proposal or request. The Company shall keep Parent reasonably informed on a prompt basis with respect to any change (and in no event later than twenty-four (24) hours following any such change) to any of the financial terms or any other material term or condition of any such Company Acquisition Proposal, including providing the information and documents set forth in clauses (A) through (C) of the foregoing sentence with respect to any material change thereto. The Company shall promptly provide to Parent any non-public information regarding the Company and its Subsidiaries and promptly provide access to the properties, books and records of the Company and its Subsidiaries provided to any such Third Party which was not previously provided to Parent. The Company shall not enter into any agreement (or amend or modify any existing agreement) with any Third Party which would prevent the Company or any of its Subsidiaries or their respective Representatives from complying with this Section 6.4.

(c) Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, (i) immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Third Party (or its Representatives) in connection with or in response to, or that would be reasonably likely to lead to, a Company Acquisition Proposal, and (ii) request that each such Third Party and its Representatives promptly return or destroy all confidential information theretofore furnished thereto by or on behalf of the Company or any of its Subsidiaries (and destroy all analyses and other materials prepared by or on behalf of such Third Party that contain, reflect or analyze such information). If the Company becomes aware of any material breach by a Third Party (or its Representatives) of any standstill provision to which such Third Party is subject pursuant to any agreement with the Company or any of its Subsidiaries, the Company shall take all necessary actions to enforce such standstill provision.

(d) Except as otherwise provided in Section 6.4(e) or Section 6.4(f), neither the Company nor the Board of Directors of the Company or any committee thereof shall (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent and/or Merger Sub, including by failing to include the Company Recommendation in the Joint Proxy Statement, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal (any action described in this Section 6.4(d), a “Company Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to receipt of the Company Stockholder Approval, effect a Company Change of Recommendation in connection with or relating to a Company Acquisition Proposal (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Company Change of Recommendation) or terminate this Agreement pursuant to Section 8.1(j), if (but only if):

(i) a bona fide written Company Acquisition Proposal is received by the Company or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from, arise in connection with a breach of this Section 6.4 and such Company Acquisition Proposal is not withdrawn;

(ii) the Board of Directors of the Company determines in good faith after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Offer;

(iii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(j) with respect to such Company Superior Offer would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law;

(iv) the Company provides Parent at least four Business Days’ prior written notice stating that the Company will effect a Company Change of Recommendation pursuant to this Section 6.4(e) or terminate this Agreement pursuant to Section 8.1(j) after the expiration of such four Business Day period and providing the information described in clauses (A) through (C) of Section 6.4(b) with respect to such Company Superior Offer (mutatis mutandis); provided, however, that any change to the financial terms or any other material change to the terms and conditions of any such Company Superior Offer shall require a new written notice to be delivered by the Company to Parent and the Company shall be required to comply again with the requirements of this Section 6.4(e) (provided, that references to the four Business Day period above shall be deemed to refer to a three Business Day period in connection with the delivery of any such new notice); and

(v) at the end of such four Business Day period described in clause (iv) (or three Business Day period, as applicable), the Board of Directors of the Company again determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Parent, that the Company Acquisition Proposal continues to constitute a Company Superior Offer and that the failure to effect a Company Change of Recommendation, or terminate this Agreement pursuant to Section 8.1(j), with respect to such Company Superior Offer would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law.

(f) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to receipt of the Company Stockholder Approval, take the actions described in clause (i) of Section 6.4(d), not in connection with or in any way relating to a Company Acquisition Proposal (provided, that, for the avoidance of doubt, such actions will nonetheless constitute a Company Change of Recommendation), if (but only if):

(i) any material development or change in circumstances occurs or arises after the date hereof that was neither known to the Board of Directors of the Company nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to a Company Acquisition Proposal);

(ii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to effect a Company Change of Recommendation with respect to such development or change in circumstances would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law;

(iii) the Company provides Parent at least four Business Days’ prior written notice stating that the Company will effect a Company Change of Recommendation pursuant to this Section 6.4(f) after the expiration of such four Business Day period and describing in reasonable detail such development or change in circumstances; provided, however, that any subsequent development or change in circumstances shall require a new written notice to be delivered by the Company to Parent and the Company shall be required to comply again with the requirements of this Section 6.4(f) (provided, that references to the four Business Day period above shall be deemed to refer to a three Business Day period in connection with the delivery of any such new notice); and

(iv) at the end of such four Business Day period described in clause (iii) (or three Business Day period, as applicable), the Board of Directors of the Company again determines in good faith, after consultation with outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Parent, that the failure to effect a Company Change of Recommendation with respect to such development or change in circumstances would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law.

(g) The approval of the Company’s Board of Directors or any committee thereof for purposes of causing the Charter Restrictions, the DGCL 203 Restrictions and any other Takeover Law to be inapplicable to the Merger and the other transactions contemplated by this Agreement, and the action to render the Company Rights Agreement inapplicable to this Agreement and the Merger and to exempt Parent, Merger Sub and their Affiliates from becoming an “Acquiring Person” in respect of the Merger and the other transactions contemplated by this Agreement (as such term is defined in the Company Rights Agreement), shall be irrevocable and unconditional and no Company Change of Recommendation or other action shall change such approval or action.

(h) The Company agrees that any breach of this Section 6.4 by any Representative of the Company or any Subsidiary of the Company who is a director, officer or employee of the Company or any Subsidiary of the Company or who is (i) a senior-level employee or officer (i.e., a managing director (or similar title) or more senior) of any financial advisor or investment bank or (ii) a partner of any law firm, in either case retained by the Company or any Subsidiary of the Company, shall be deemed to be a breach of this Section 6.4 by the Company for all purposes of this Agreement.

Section 6.5 Non-Solicitation by Parent.

(a) Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Parent and its Subsidiaries shall not, and Parent shall cause its and their respective officers, directors and employees not to, and Parent shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any inquiry, discussion, request, offer or proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to, or afford access to the properties, books and records of Parent or any of its Subsidiaries to, any Third Party, in connection with or in response to, or that would be reasonably likely to lead to, a Parent Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any Third Party with respect to, or that would be reasonably likely to lead to, any Parent Acquisition Proposal, or (iv) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement (other than an Acceptable Confidentiality Agreement) or instrument providing for or relating to, any Parent Acquisition Proposal; provided, however, that this Section 6.5(a) shall not prohibit (A) Parent, or the Board of Directors of Parent, directly or indirectly through any officer, employee or Representative, prior to obtaining the Parent Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to a bona fide written Parent Acquisition Proposal received by Parent or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from or arise in connection with a breach of this Section 6.5(a) that is not withdrawn if (but only if): (1) the Board of Directors of Parent determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such Parent Acquisition Proposal constitutes or is reasonably expected to result in a Parent Superior Offer, (2) the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel, that the failure to take such action with respect to such Parent Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Law, (3) Parent gives to the Company the notice (which notice must state that Parent’s Board of Directors’ has made the determinations contemplated by the foregoing clauses (1) and (2)), required by Section 6.5(b), (4) Parent furnishes any non-public information and/or provides access to such Third Party (or its directors, officers, employees or Representatives) only after such Third Party enters into an Acceptable Confidentiality Agreement with Parent and only pursuant thereto; (B) Parent from waiving any standstill or similar provisions in any Acceptable Confidentiality Agreement entered into after the date of this Agreement in order to permit the counterparty thereto to make a Parent Acquisition Proposal or (C) Parent from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules may have under any other provision of this Agreement.

(b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Parent shall promptly (and in any event within twenty-four (24) hours) notify the Company orally and in writing of its receipt of (i) any Parent Acquisition Proposal (whether written, oral or otherwise), (ii) any inquiry or request for information regarding Parent or any of its Subsidiaries or for access to the properties, books and records of Parent or any of its Subsidiaries, in each case, in connection with or in response to a Parent Acquisition Proposal, or (iii) any discussions or negotiations sought to be entered into or continued with Parent, any of its Subsidiaries or its or their respective directors, officers, employees or Representatives with any Third Party (or its directors, officers, employees or Representatives) in connection with or in response to, or that would be reasonably likely to lead to, a Parent Acquisition Proposal. Any such notice pursuant to the foregoing sentence shall include (A) the identity of the Third Party making or submitting such Parent Acquisition Proposal or request, (B) if it is in writing, a copy such Parent Acquisition Proposal and any related draft agreements, and (C) if oral, a reasonably detailed summary of any material communications relating to, and the material terms and conditions of, such Parent Acquisition Proposal or request. Parent shall keep the Company reasonably informed on a prompt basis with respect to any change (and in no event later than twenty-four (24) hours following any such change) to any of the financial terms or any other material term or condition of any such Parent Acquisition Proposal, including providing the information and documents set forth in clauses (A) through (C) of the foregoing sentence with respect to any material change thereto. Parent shall promptly provide to the Company any non-public information regarding Parent and its Subsidiaries and promptly provide access to the properties, books and records of Parent and its Subsidiaries provided to any such Third Party which was not previously provided to the Company. Parent shall not enter into any agreement (or amend or modify any existing agreement) with any Third Party which would prevent Parent or any of its Subsidiaries or their respective Representatives from complying with this Section 6.5(b).

(c) Immediately following the execution of this Agreement, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, (i) immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date of this Agreement between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Third Party (or its Representatives) in connection with or in response to a Parent Acquisition Proposal, and (ii) request that each such Third Party and its Representatives promptly return or destroy all confidential information theretofore furnished thereto by or on behalf of Parent or any of its Subsidiaries (and destroy all analyses and other materials prepared by or on behalf of such Third Party that contain, reflect or analyze such information). If Parent becomes aware of any material breach by a Third Party (or its Representatives) of any standstill provision to which such Third Party is subject pursuant to any agreement with Parent or any of its Subsidiaries, Parent shall take all necessary actions to enforce such standstill provision.

(d) Except as otherwise provided in Section 6.5(e) or 6.5(f), neither Parent nor the Board of Directors of Parent or any committee thereof shall (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Parent Recommendation in a manner adverse to the Company, including by failing to include the Parent Recommendation in the Joint Proxy Statement and Form S-4, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Acquisition Proposal (any action described in this Section 6.5(d), a “Parent Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Parent may, at any time prior to receipt of the Parent Stockholder Approval, effect a Parent Change of Recommendation in connection with or relating to a Parent Acquisition Proposal (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Parent Change of Recommendation) or terminate this Agreement pursuant to Section 8.1(k), if (but only if):

(i) a bona fide written Parent Acquisition Proposal is received by Parent or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from, arise in connection with a breach of this Section 6.5 and such Parent Acquisition Proposal is not withdrawn;

(ii) the Board of Directors of Parent determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Offer;

(iii) the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel, that the failure to effect a Parent Change of Recommendation or terminate this Agreement pursuant to Section 8.1(k) with respect to such Parent Superior Offer would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law;

(iv) Parent provides the Company at least four Business Days’ prior written notice stating that Parent will effect a Parent Change of Recommendation pursuant to this Section 6.5(e) or terminate this Agreement pursuant to Section 8.1(k) after the expiration of such four Business Day period and providing the information described in clauses (A) through (C) of Section 6.5(b) with respect to such Parent Superior Offer (mutatis mutandis); provided, however, that any change to the financial terms or any other material change to the terms and conditions of any such Parent Superior Offer shall require a new written notice to be delivered by Parent to the Company and Parent shall be required to comply again with the requirements of this

Section 6.5(e) (provided, that references to the four Business Day period above shall be deemed to refer to a three Business Day period in connection with the delivery of any such new notice); and

(v) at the end of such four Business Day period described in clause (iv) (or three Business Day period, as applicable), the Board of Directors of Parent again determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by the Company, that the Parent Acquisition Proposal continues to constitute a Parent Superior Offer and that the failure to effect a Parent Change of Recommendation, or terminate this Agreement pursuant to Section 8.1(k), with respect to such Parent Superior Offer would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law.

(f) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Parent may, at any time prior to receipt of the Parent Stockholder Approval, take the actions described in clause (i) of Section 6.5(d), not in connection with or in any way relating to a Parent Acquisition Proposal (provided, that, for the avoidance of doubt, such actions will nonetheless constitute a Parent Change of Recommendation), if (but only if):

(i) any material development or change in circumstances occurs or arises after the date hereof that was neither known to the Board of Directors of Parent nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to a Parent Acquisition Proposal);

(ii) the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel that the failure to effect a Parent Change of Recommendation with respect to such development or change in circumstances would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law;

(iii) Parent provides the Company at least four Business Days’ prior written notice stating that Parent will effect a Parent Change of Recommendation pursuant to this Section 6.5(f) after the expiration of such four Business Day period and describing in reasonable detail such development or change in circumstances; provided, however, that any subsequent development or change in circumstances shall require a new written notice to be delivered by Parent to the Company and Parent shall be required to comply again with the requirements of this Section 6.5(f) (provided, that references to the four Business Day period above shall be deemed to refer to a three Business Day period in connection with the delivery of any such new notice); and

(iv) at the end of such four Business Day period described in clause (iii) (or three Business Day period, as applicable), the Board of Directors of Parent again determines in good faith, after consultation with outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by the Company, that the failure to effect a Parent Change of Recommendation with respect to such development or change in circumstances would be reasonably likely to be inconsistent with the exercise of the Board of Directors’ fiduciary duties under applicable Law.

(g) Parent agrees that any breach of this Section 6.5 by any Representative of Parent or any Subsidiary of Parent who is a director, officer or employee of Parent or any Subsidiary of Parent or who is (i) a senior-level employee or officer (i.e., a managing director (or similar title) or more senior) of any financial advisor or investment bank or (ii) a partner of any law firm, in either case retained by Parent or any Subsidiary of Parent, shall be deemed to be a breach of this Section 6.5 by Parent for all purposes of this Agreement.

Section 6.6 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. The Joint Proxy Statement shall include (and each of the Company and Parent shall use reasonable best efforts to seek the consent of the Company Financial Advisor and the Parent Financial Advisors, respectively, to the extent applicable, to include) (i) unless a Company Change of Recommendation shall have occurred in accordance with Section 6.4(e) or Section 6.4(f), the Company Recommendation, (ii) unless a Parent Change of Recommendation shall have occurred in accordance with Section 6.5(e) or Section 6.5(f), the Parent Recommendation, (iii) a copy of this Agreement, (iv) disclosure relating to the Company Financial Advisor (including the amount of fees and other consideration that the Company Financial Advisor will receive upon consummation of or as a result of the Merger (including any related financing), and the conditions therefor), (v) disclosure relating to the Parent Financial Advisors (including the amount of fees and other consideration that the Parent Financial Advisors will receive upon consummation of or as a result of the Merger (including any related financing), and the conditions therefor), (vi) the Company Fairness Opinion and the information that formed the basis for rendering the Company Fairness Opinion and (vii) the Parent Fairness Opinions and the information that formed the basis for rendering the Parent Fairness Opinions. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby (or until the termination of this Agreement in accordance with Article VIII). Parent shall cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company shall cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger and the conversion of Company Stock Options into options with respect to shares of Parent Common Stock, and the conversion of the Company RSUs into shares of Parent Common Stock as set forth in Section 6.7(a)(ii), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, Company Stock Options and the Company RSUs as may be reasonably requested in connection with any such action.

(b) No filing of, or amendment or supplement to, or dissemination to stockholders of, the Form S-4, the Joint Proxy Statement and, except as required under applicable Law or, subject to compliance with Section 6.4 and Section 6.5 (as applicable), in connection with any Acquisition Proposal or Change of Recommendation, all other materials used in connection with the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 under the Exchange Act (“Other Proxy Materials”), and no responses to any oral or written request by the SEC with respect to the Joint Proxy Statement, the Form S-4 or the Other Proxy Materials, will be made by Parent or the Company, as applicable, without providing the other party (and its Representatives) a reasonable opportunity to review and comment thereon (and good faith consideration by Parent or the Company, as applicable, of all such comments). Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC with respect to the Joint Proxy Statement, the Form S-4 or the Other Proxy Materials or comments thereon or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and will use reasonable best efforts to promptly respond to any such request or comments by the SEC (subject to this Section 6.6(b)).

(c) If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the respective stockholders of Parent and/or the Company, as applicable (subject to Section 6.6(b)).

(d) Each of the Company and Parent shall take all actions necessary in accordance with applicable Law and the Company Organizational Documents, in the case of the Company, and the Parent Organizational Documents, in the case of Parent, to duly give notice of, convene and hold a meeting of its stockholders, respectively, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider, in the case of Parent, the Stock Issuance and the Parent Charter Amendment (the “Parent Stockholders’ Meeting”) and, in the case of the Company, the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company will, except in the case of a Company Change of Recommendation in accordance with Section 6.4(e) or Section 6.4(f), use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Law to obtain such approvals. Parent will, except in the case of a Parent Change of Recommendation in accordance with Section 6.5(e) or Section 6.5(f), use reasonable best efforts to solicit from its stockholders proxies in favor of the Stock Issuance and the Parent Charter Amendment and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Law to obtain such approval. Unless this Agreement is validly terminated in accordance with Article VIII, the Company shall submit this Agreement to its stockholders for adoption at the Company Stockholders’ Meeting even if a Company Change of Recommendation shall have occurred and Parent shall submit the approval of the Stock Issuance and the Parent Charter Amendment to its stockholders at the Parent Stockholder’s Meeting even if a Parent Change of Recommendation shall have occurred.

(e) Each of the Company and Parent will use reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, respectively, on the same date and as soon as reasonably practicable after the date of this Agreement. Notwithstanding anything to the contrary in this Agreement but subject to the DGCL, the Company’s obligation to give notice of, convene and hold the Company Stockholders’ Meeting and Parent’s obligation to give notice of, convene and hold the Parent Stockholders’ Meeting, shall not be limited, or otherwise affected, by the commencement, disclosure, announcement or submission of any Company Acquisition Proposal or Parent Acquisition Proposal or the occurrence of a Company Change of Recommendation or Parent Change of Recommendation, and neither the Company nor Parent shall change the record date for the Company Stockholders’ Meeting or Parent Stockholder’s Meeting, respectively, or postpone or adjourn the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, respectively, without the prior written consent of the other party. In addition, without the prior written consent of the other party, the adoption of the Merger Agreement and an advisory vote on compensation payable to executive officers of the Company in connection with the Merger shall be the only proposals to be voted on at the Company Stockholders’ Meeting, and the approval of the Stock Issuance and the adoption of the Parent Charter Amendment shall be the only proposals to be voted on at the Parent Stockholders’ Meeting. Notwithstanding the foregoing, either the Company or Parent may, and Parent or the Company may require the other party to, adjourn, delay or postpone the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, respectively, an aggregate of one time (for a period of not more than 30 calendar days but not past two Business Days prior to the End Date), if prior to such adjournment, delay or postponement the Company or Parent, respectively, shall not have received an aggregate number of proxies voting for the adoption of this Agreement or for the Stock Issuance, respectively, which have not been withdrawn, such that the Company Stockholder Approval or Parent Stockholder Approval, respectively, shall be obtained. Each of the Company and Parent shall, upon the reasonable request of the other party, provide information to such other party regarding the aggregate vote tally of the proxies received with respect to the Company Stockholder Approval and Parent Stockholder Approval, respectively.

(f) As soon as practicable after the execution of this Agreement (and in any event within 24 hours thereafter), Parent shall, as the sole stockholder of Merger Sub, approve this Agreement and the transactions contemplated hereby, including the Merger.

Section 6.7 Stock Options and Other Stock-Based Awards; Employee Matters.

(a) Stock Options and Other Stock-Based Awards.

(i) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holders thereof, vest and be converted into an option (a “Parent Stock Option”), on the same terms and conditions (except as provided in this Section 6.7(a)(i)) as were applicable under such Company Stock Option immediately prior to the Effective Time, to purchase that number of shares of Parent Common Stock equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option and (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; provided, however, there shall be no acceleration of the vesting of Company Stock Options granted in 2012 and all such Company Stock Options, upon conversion into Parent Stock Options, shall remain subject to the vesting conditions as were applicable to such Company Stock Options immediately prior to the Effective Time. The per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Stock Options will be equal to the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which the Company Stock Options were exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, and rounding the resulting per-share exercise price up to the nearest whole cent.

(ii) Effective as of the Effective Time, (A) each award of restricted share units with respect to shares of Company Common Stock under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) (other than any Company RSUs granted in 2012) shall, as of the Effective Time, whether or not then vested or free of conditions to payment, automatically and without any action on the part of the holder thereof, be converted, into the right to receive from Parent, at the Effective Time, a number of shares of Parent Common Stock (and cash in lieu of fractional shares to be paid by the Surviving Corporation to the holder) equal to the product of (x) the total number of shares of Company Common Stock subject to such grant of Company RSUs (in the case of any award subject to performance vesting, at the target level of performance applicable to such award) and (y) the Exchange Ratio; provided, that, for the avoidance of doubt, to the extent that a holder of a Company RSU has made a valid deferral election with respect to such Company RSU, the settlement of such Company RSU shall be governed by the terms of such deferral election, and (B) all Company RSUs granted in 2012 that are outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a number of Parent RSUs equal to the product of (x) the number of Company RSUs held by such holder immediately prior to the Effective Time and (y) the Exchange Ratio, rounded down to the nearest whole number, and remain outstanding on the same terms and conditions as are applicable to such awards prior to the Effective Time, with the performance targets applicable thereto equitably adjusted by the Company’s Board of Directors or a Committee thereof before the Effective Time as appropriate (and in a manner consistent with that outlined in Section 6.7(a)(ii)(B) of the Company Disclosure Schedule) to reflect relevant performance targets.

(iii) Prior to the Effective Time, the Company shall pass such resolutions or take such other actions as required to effect the foregoing provisions of this Section 6.7(a).

(b) Employee Matters.

(i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and Parent Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall prohibit Parent from amending or terminating any such Company Benefit Plans, Parent Benefit Plans, arrangements or agreements in accordance with their terms or from terminating the employment of any Company Employee or any Parent Employees to the extent permitted by applicable Law.

(ii) From and after the Effective Time, the Company Benefit Plans and the Parent Benefit Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to employees and former employees of the Company or Parent and their Subsidiaries (the “Newco Employees”), respectively, covered by such plans at the Effective Time, until such time as Parent shall otherwise determine, subject to applicable Law and the terms of such plans. As soon as practicable following the Effective Time and consistent with any obligations arising under any collective bargaining agreement or similar contract, the Company and Parent shall take all actions necessary to transition the Company Employees’ participation in the Company Benefit Plans to the Parent Benefit Plans, and, at the effective time of such transition, such Company Employees shall cease to accrue any additional benefits under the applicable Company Benefit Plans. It is the intention of Parent and the Company, to the extent permitted by applicable Law, to (x) complete such transition to Parent Benefit Plans on a comparable basis in respect of Company Employees and Parent Employees as soon as administratively practicable after the Effective Time, and (y) provide to similarly situated Company Employees and Parent Employees following the Effective Time base salaries and wage rates and cash bonus opportunities on a comparable basis, in the case of both clauses (x) and (y) taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities. Notwithstanding the foregoing provisions of this Section 6.7(b)(ii), except as otherwise provided under any collective bargaining agreement or similar contract, Parent shall provide each Company Employee during the 12-month period beginning on the Closing Date with cash severance benefits in an amount, and otherwise on terms, no less favorable than the amount and terms in effect immediately before the Effective Time under the Company severance plan in which the Company Employee participated immediately before the Effective Time.

(iii) With respect to any Parent Benefit Plans or new Benefit Plan in which any Company Employees first become eligible to participate at or after the Effective Time, (the “New Plans”), Parent shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any New Plans that are health benefit plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan; (B) in the plan year in which the Effective Time occurs, provide each Company Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (C) recognize all service of the Company Employees with the Company and its Affiliates, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual in any New Plan in which such employees may be eligible to participate after the Effective Time, including any severance plan, to the extent such service is taken into account under the applicable New Plan and to the extent such service was granted under the analogous Company Benefit Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits or apply to equity-based plans unless such service credit is applicable to employees of Parent. On and after the Effective Time, the Company shall continue in full force and effect pursuant to their terms all agreements set forth in Section 4.15(a)(i) of the Company Disclosure Schedule and any similar agreements entered into consistent with Section 6.1, as such agreements may be amended from time to time in accordance with their terms.

(iv) Parent shall make payments to individuals who are participants in the Company’s 2012 annual cash incentive program in such amounts as are determined for such individual by the Company on or before the Effective Date (to the extent such payments have not yet been made), with such payments to be made as soon as practicable following the Effective Time (but in no event later than March 15, 2013); provided, however, that any such participant who terminated employment before such payment is made shall instead receive payment pursuant to the annual incentive-related provisions of such participant’s respective severance arrangements.

(v) Nothing contained in this Section 6.7 or any other provision of this Agreement, express or implied, is intended to confer upon any Newco Employee (or any other current or former director, officer, employee or independent contractor) any right to continued employment for any period or continued receipt of any specific benefit or compensation, or shall constitute the establishment of or amendment to or any other modification of any New Plan, Company Benefit Plan or Parent Benefit Plan or shall limit the right of Parent or any of its Subsidiaries to amend, modify or terminate any New Plan, Company Benefit Plan or Parent Benefit Plan. Further, this Section 6.7 shall be binding upon and shall inure solely to the benefit of the parties to this Agreement, and nothing in this Section 6.7, express or implied, is intended to confer upon any other

Person (including any Newco Employee) any rights or remedies of any nature (including any third-party beneficiary rights under this Agreement) whatsoever under or by reason of this Section 6.7.

Section 6.8 Regulatory Approvals; Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause its Affiliates to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company, Parent or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party (including any Governmental Entity) for any consent or approval required under any contract or agreement for the consummation of the transactions contemplated by this Agreement other than customary filing fees required in connection with any registration or filings referred to in clause (i) above; provided, further, that notwithstanding anything to the contrary in this Agreement, in no event shall the Company, Parent or any of their respective Subsidiaries be required to accept or agree to, and, without the prior written consent of the other party, neither the Company nor Parent shall accept or agree to or allow any of their respective Subsidiaries to accept or agree to, any Order in connection with any Requisite Regulatory Approval that constitutes or would reasonably be expected to constitute, cause or result in a Parent Material Adverse Effect or Company Material Adverse Effect.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable after the date hereof, file (1) an application to the FERC for the FERC Approval, (2) an application to the NYPSC for approval under the PSL or a determination that no such approval is required, and application to NYPSC for an increase to the appropriate debt authorization limits pursuant to PSL §69, (3) an application to the PUCT for approval or a determination that no such approval is required, (4) a notice to the CPUC, and (5) an application to the NRC for a threshold determination that the transaction does not constitute a change of control of the rules and regulations of the NRC, and (ii) as promptly as practicable after the date of the filing of an application to the FERC for FERC Approval (and in any event within ten Business Days after such date), make their respective filings and thereafter make any other required submissions under the HSR Act. In addition, the Company and Parent shall use reasonable best efforts to cooperate with each other in (A) determining whether any other filings are required to be made with, or other consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such other filings and timely seeking all such other consents, permits, authorizations or approvals. Subject to applicable legal limitations and the instructions of any Governmental Entity, each party hereto shall use reasonable best efforts to keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated hereby. Each of the Company and Parent agrees not to participate in any meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 6.8.

Section 6.9 Takeover Law. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 6.10 Public Announcements. Except with respect to any action taken in accordance with the provisions of Section 6.4 or Section 6.5, so long as this Agreement is in effect, the parties shall use reasonable best efforts to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon (and reasonably consider such comments), any press release or any public announcement primarily relating to this Agreement or the transactions contemplated hereby. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 6.11 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 6.11 without limit as to time.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each individual who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware law, to repay such advances if it is ultimately determined that such individual is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such individuals serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) At or prior to the Effective Time, the Company shall, in consultation with Parent, and, if the Company is unable to, Parent shall (or shall cause the Surviving Corporation to) purchase “tail” directors’ and officers’ liability and fiduciary liability insurance policies which will provide coverage for a period of six years after the Effective Time for the Company’s current and former directors and officers on substantially the same terms and conditions as the policies currently maintained by the Company, including any existing directors’ and officers’ liability or fiduciary liability run off programs, for claims arising out of acts or conduct occurring on or before the Effective Time and effective for claims asserted prior to or during the six-year period referred to above (and, with respect to claims made prior to or during such period, until final resolution thereof); provided, however, that in no event shall Parent, the Company or the

Surviving Corporation expend for any year of such six-year period an amount in excess of 300% of the annual aggregate premium currently paid by the Company for such insurance policies (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent, the Company or the Surviving Corporation, as the case may be, will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium

(d) Parent shall pay all reasonable out of pocket expenses, including reasonable out of pocket attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.11.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.11 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume or succeed to the obligations set forth in this Section 6.11.

Section 6.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.13 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Effective Time, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

Section 6.14 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Reorganization Treatment. The parties to this Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g), and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the conditions set forth in Sections 7.2(d) and 7.3(d) have been satisfied, Parent shall file the opinions contemplated by Sections 7.2(d) and 7.3(d) with the SEC by a post-effective amendment to the Form S-4 promptly following the Closing, unless such opinions issued to the Company and Parent and addressing the qualification of the Merger (in similar form to those opinions described in Sections 7.2(d) and 7.3(d)) were previously filed with the SEC.

Section 6.16 Tax Representation Letters. Parent shall use its reasonable best efforts to deliver to Kirkland & Ellis LLP, counsel to Parent (“Parent’s Counsel”), and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company (the “Company’s Counsel”), a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of Parent and Merger Sub, containing representations of Parent and Merger Sub, and the Company shall use its reasonable best efforts to deliver to Parent’s Counsel and the Company’s Counsel a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of the Company, containing representations of the Company, in each case (notwithstanding Sections 4.27 and 5.27) as shall be reasonably necessary or appropriate to enable the Company’s Counsel to render the opinion described in Section 7.2(d) and Parent’s Counsel to render the opinion described in Section 7.3(d). The Company shall use its reasonable best efforts to obtain from Company’s Counsel the opinion contemplated by Section 7.2(d). In rendering such opinion, Company’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in this Section 6.16. Parent shall use its reasonable best efforts to obtain from Parent’s Counsel the opinion contemplated by Section 7.3(d). In rendering such opinion, Parent’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in this Section 6.16.

Section 6.17 Stock Exchange Listing; Delisting.

(a) Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

(b) Prior to the Closing, upon Parent’s request, the Company shall take all reasonable actions to cause the delisting of Company Common Stock from the NYSE and the termination of the Company’s registration under the Exchange Act as soon as practicable following the Effective Time.

Section 6.18 Governance Matters; Headquarters.

(a) Prior to the Closing, the Board of Directors of Parent shall take all necessary actions so that immediately following the Effective Time:

(i) The Board of Directors of Parent shall have sixteen members, consisting of (A) ten individuals (other than the persons referred to in clauses (B) and (C) below) who are serving as directors of Parent immediately prior to the Effective Time as designated by Parent, (B) the person holding the position of Chairman of the Board of Directors of Parent immediately prior to the Effective Time, (C) the person holding the positions of Chief Executive Officer and President of Parent immediately prior to the Effective Time, (D) three individuals (other than the person referred to in clause (E) below) who are serving as directors of the Company immediately prior to the Effective Time as designated by the Board of Directors of the Company prior to the Effective Time, each of whom shall meet the independence standards of the NYSE with respect to Parent, and (E) the person holding the positions of Chairman and Chief Executive Officer of the Company immediately prior to the Effective Time. The directors referred to in clauses (A), (B) and (C) are collectively referred to as the “Parent Directors” and the directors referred to in clauses (D) and (E) are collectively referred to as the “Company Directors”. From and after the Effective Time, each person designated as a director of Parent shall serve as a director until such person’s successor shall be elected and qualified or until such person’s earlier death, resignation or removal in accordance with Parent’s Amended and Restated Certificate of Incorporation and by-laws, in each case as amended.

(ii) In the event the Closing occurs prior to the filing of the definitive proxy statement for the 2013 Annual Meeting of the stockholders of Parent (the “2013 Annual Meeting”), one Company Director shall be designated as a Class I director with a term expiring at the 2013 Annual Meeting, two Company Directors shall be designated as Class II directors with terms expiring at the 2014 Annual Meeting of the stockholders of Parent (the “2014 Annual Meeting”) and one Company Director shall be designated as a Class III director with a term expiring at the 2015 Annual Meeting of the stockholders of Parent (the “2015 Annual Meeting”). All Parent Directors shall remain in their respective classes without any change (except as contemplated by the board declassification procedure of Parent’s Amended and Restated Certificate of Incorporation). Parent, through the Board of Directors of Parent and subject to the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent, shall take all necessary action to nominate and recommend the Company Director designated as a Class I director for election to the Board of Directors of Parent in the proxy statement relating to the 2013 Annual Meeting.

(iii) In the event the Closing occurs after the filing of the definitive proxy statement for the 2013 Annual Meeting but prior to the 2013 Annual Meeting, two Company Directors shall be designated as Class II directors with terms expiring at the 2014 Annual Meeting and two Company Directors shall be designated as Class III directors with terms expiring at the 2015 Annual Meeting. All Parent Directors shall remain in their respective classes without any change (except as contemplated by the board declassification procedure of Parent’s Amended and Restated Certificate of Incorporation).

(iv) In the event the Closing occurs after the 2013 Annual Meeting, two Company Directors shall be designated as Class I directors (after giving effect to the board declassification in connection with the 2013 Annual Meeting as contemplated by Parent’s Amended and Restated Certificate of Incorporation) with terms expiring at the 2014 Annual Meeting and two Company Directors shall be designated as Class II directors (after giving effect to the board declassification in connection with the 2013 Annual Meeting as contemplated by Parent’s Amended and Restated Certificate of Incorporation) with terms expiring at the 2015 Annual Meeting. All Parent Directors shall remain in their respective classes without any change (except as contemplated by the board declassification procedure of Parent’s Amended and Restated Certificate of Incorporation).

(v) (A) The person holding the position of Chairman of the Board of Directors of Parent immediately prior to the Effective Time shall be the Chairman of the Board of Directors of Parent immediately following the Effective Time, (B) the person holding the positions of Chairman and Chief Executive Officer of the Company immediately prior to the Effective Time shall become Vice Chairman of the Board of Directors of Parent immediately following the Effective Time and, subject to the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent, shall hold such position until at least the 2014 Annual Meeting, and (C) the person holding the positions of Chief Executive Officer and President of Parent immediately prior to the Effective time shall be the Chief Executive Officer and President of Parent immediately following the Effective Time.

(vi) In the event the Closing occurs before the 2013 Annual Meeting, (A) from the Effective Time and until the 2013 Annual Meeting, a Company Director (other than the person referred to in Section 6.18(a)(v)(B)), subject to the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent, shall be the co-chairman of one of the standing committees of the Board of Directors of Parent as determined by the Board of Directors of Parent and (B) from 2013 Annual Meeting and until at least the 2014 Annual Meeting, such Company Director, subject to the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent, shall be the chairman of such committee of the Board of Directors of Parent.

(vii) In the event the Closing occurs after the 2013 Annual Meeting, from the Effective Time until at least the 2014 Annual Meeting, a Company Director (other than the person referred to in Section 6.18(a)(v)(B)), subject to the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent, shall be the chairman of one of the standing committees of the Board of Directors of Parent as determined by the Board of Directors of Parent.

(b) After the Effective Time, (i) the principal executive offices of Parent and its commercial and financial headquarters shall be located in Princeton, New Jersey and (ii) the operations headquarters of Parent shall be located in Houston, Texas.

Section 6.19 Treatment of Certain Indebtedness.

(a) As part of the transactions contemplated by this Agreement, (i) the Company shall, if requested by Parent, commence a “change of control” tender offer (the “Change in Control Offers”) for each series of the outstanding Notes pursuant to the terms of the Notes prior to, but conditioned on, the Closing, and (ii) Parent may, at its election following consultation with the Company, commence a tender offer for cash or an exchange offer for securities for all or any portion of the outstanding Notes prior to, but conditioned on, the Closing (the “Parent Debt Offers” and, together with the Change in Control Offers, the “Debt Offers”), in each case in compliance with applicable Law. Each of the Company, Parent and Merger Sub shall use reasonable best efforts to cooperate with each other in connection with the Debt Offers; provided, however, that except as set forth in Section 6.19 of the Company Disclosure Schedule, the terms, conditions, timing and all other decisions regarding the Debt Offers shall be determined by Parent in its sole discretion. As part of any Debt Offer, Parent may elect to include a Consent Solicitation to alter the terms of any remaining Notes outstanding after giving effect to the Debt Offer provided, that any such altered terms shall become operative only upon Closing and the acceptance of the offer and payment for the Notes tendered pursuant thereto.

(b) Promptly after the Parties determine to make a Debt Offer, Parent or its Representatives shall prepare all necessary and appropriate documentation in connection with such Debt Offer, including the offer to purchase, any related letters of transmittal and other related documents (collectively, the “Debt Offering Documents”). Parent and the Company shall cooperate with each other in the preparation of the Debt Offering Documents. The Debt Offering Documents and all mailings to the holders of the Notes in connection with the Debt Offers shall be subject to the prior review and comment by each of the Company and Parent and/or their Representatives, subject to the terms and conditions of Section 6.19 of the Company Disclosure Schedule, and shall be reasonably acceptable to each of them. The closing of the Debt Offers shall be subject to the conditions set forth in Section 6.19(e); provided, that the consummation of the Debt Offers will not be a condition to the Closing. The Company, Parent and Merger Sub shall cooperate in connection with the Debt Offers in order to cause the consent date under the Consent Solicitation to occur as directed by Parent concurrently with the Closing and the initial settlement of the Debt Offers to occur concurrently with the Closing. Subject to Section 6.19 of the Company Disclosure Schedule, the Company shall waive any of the conditions to the Change in Control Offers (other than that the Merger shall have occurred or that Parent and the Company shall be satisfied that it shall occur substantially concurrently with the closing of the Change in Control Offers, the Requested Consents shall have been received, and that there shall be no order or injunction prohibiting consummation of the Change in Control Offers) as may be reasonably requested by Parent and so long as such waivers would not cause the Change in Control Offers to violate the Exchange Act, the Trust Indenture Act, or any other Law and shall not, without the consent of Parent, waive any condition to the Change in Control Offer or make any changes to the terms and conditions of the Change in Control Offer other than as agreed between Parent and the Company.

Notwithstanding the immediately preceding sentence, the Company need not make any change to the terms and conditions of the Change in Control Offers requested by Parent that deceases the price per Note payable in the Change in Control Offers or imposes conditions to the Change in Control Offers in addition to those set forth in Section 6.19 of the Company Disclosure Schedule that are materially adverse to holders of the Notes, unless such change is approved in advance by the Company in writing. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Debt Offering Documents so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the respective holders of Notes (subject to this Section 6.19(b)). Notwithstanding anything to the contrary in this Section 6.19(b), the Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable Law to the extent such Law is applicable in connection with any Change in Control Offer. To the extent that the provisions of any applicable Law conflict with this Section 6.19(b), the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

(c) Promptly upon the receipt of the Requested Consents, the Company shall enter into a supplemental indenture reflecting the amendments to the applicable Indenture approved by such Requested Consents and will use its reasonable best efforts to cause the trustee of the applicable Indentures to promptly enter into such supplemental indenture; provided, that the amendments contained in such supplemental indenture shall become operative only upon the Closing and the acceptance of the offer and payment for the Notes tendered pursuant thereto. Concurrently with the Closing, pursuant to Parent’s written instructions, the Company shall use Available Funds, together with the proceeds of the Financing Commitment (to the extent necessary), to consummate the Change in Control Offers and Consent Solicitations (including the payment of all applicable premiums, consent fees and all related fees and expenses). The Company shall accept for purchase and use such funds to purchase the Notes tendered in the Change in Control Offers and pay such applicable premiums, consent fees and other related fees and expenses.

(d) In connection with the Change in Control Offers, the Company shall enter into one or more dealer-manager, information agent and/or depositary agreements with such Persons of national reputation in the provision of such services as Parent shall reasonably request, after consultation with the Company, in form and substance reasonably satisfactory to the Company. Parent shall be solely responsible for any payment obligation to any dealer-manager, information agent, depositary or other agent or Person with respect to fees and expenses under any agreement referred to in the preceding sentence and agrees to become a party to any such agreement for purposes of such obligations and that any such agreement may expressly provide that Parent shall be solely responsible for such payments.

(e) The Company’s and the Surviving Corporation’s obligation to accept for payment and pay for the Notes tendered pursuant to each Change in Control Offer or make any payment for the Requested Consents shall be subject to the conditions that (i) the Merger shall have occurred (or Parent and the Company shall each be satisfied that the Closing will occur substantially concurrently with such acceptance and payment and/or exchange), (ii) the Requested Consents shall have been received, (iii) there shall be no Order prohibiting the consummation of the Change in Control Offer and (iv) such other conditions as are customary for transactions similar to the Debt Offers. Parent’s obligation to accept and to exchange the Notes tendered pursuant to the Parent Debt Offer shall be subject to the conditions that (i) the Merger shall have occurred (or Parent and the Company shall each be satisfied that the Closing will occur substantially concurrently with such acceptance and payment and/or exchange), (ii) there shall be no Order prohibiting the consummation of the Parent Debt Offer and (iii) such other conditions as are customary for transactions similar to the Debt Offers.

(f) If this Agreement is terminated pursuant to Article VIII (other than a termination by Parent pursuant to Section 8.1(g), Section 8.1(h) or Section 8.1(m), or by the Company pursuant to Section 8.1(j), but without limitation of Parent’s payment obligations under Section 6.19(d)), then Parent shall promptly reimburse the Company for any previously unreimbursed, documented reasonable out-of-pocket costs, fees and expenses incurred by the Company in connection with the transactions contemplated by this Section 6.19. If the Effective Time does not occur, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective officers and directors, any dealer-manager and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act, for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any Debt Offer, the Debt Offering Documents or any other actions taken by them in accordance with this Section 6.19; provided, however, that neither Parent nor Merger Sub shall have any obligation to indemnify and hold harmless any such Person to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company or any of its Subsidiaries provided by the Company or any of its Subsidiaries (including disclosures incorporated by reference in the Debt Offering Documents) that is finally judicially determined by a court of competent jurisdiction to have contained a material misstatement or omission.

(g) The Company shall use reasonable best efforts to negotiate a payoff letter, in advance of the Closing, from the agent under that certain Credit Agreement by and among RRI Energy, Inc., JPMorgan Chase Bank, N.A., as administrative agent, the lenders from time to time party thereto and, GenOn Americas, Inc., dated at September 20, 2010 (the “Company Credit Facility”). The Company shall, and cause its Subsidiaries to, (i) terminate on the Closing Date the Company Credit Facility and all related loan documents to which the Company or any of its Subsidiaries is a party and (ii) cause to be released contemporaneously with the termination of the Company Credit Facility, all Liens on the Company’s assets and the assets of the Company’s Subsidiaries relating to the Company Credit Facility.

Section 6.20 Debt Offer Financing; Alternative Financing.

(a) Parent shall, to the extent the funds available under the Financing Commitment are necessary to consummate the Debt Offers or Change in Control Put Offers, use

its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing with respect to the Debt Offers and/or Notes Put Offers, as the case may be, on the terms and conditions described in the Financing Commitment (provided that, for clarity, Parent may replace or amend the Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the original Financing Commitment, or otherwise replace or amend the Financing Commitment so long as the terms would not adversely impact the ability of Parent to timely consummate the Debt Offers and/or the Notes Put Offers, as the case may be), including using reasonable best efforts to (i) maintain in effect the Financing Commitment for the commitment period set forth therein, (ii) negotiate, execute and deliver definitive agreements with respect to the Financing on the terms and conditions contemplated by the Financing Commitment (except as otherwise permitted by this Agreement), and (iii) satisfy on a timely basis all conditions in such Financing Commitment applicable to Parent that are within their control. In the event that all conditions to the Financing Commitment have been satisfied in Parent’s good faith judgment, to the extent necessary for the consummation of the Debt Offers and/or Notes Put Offers, as the case may be, Parent shall draw upon the Financing contemplated by the Financing Commitment; provided that the amount of such funding may be reduced by the amount of Available Funds, if any. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment, Parent shall, to the extent necessary, use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable in any material respect in the aggregate to Parent as promptly as practicable following the occurrence of such event but no later than the Closing Date. Parent shall promptly provide the Company with execution copies of all documentation relating to such alternative financing and any references in this Agreement to “Financing” and/or “Financing Commitment” shall be deemed to include such alternative financing upon the execution of any documentation relating thereto. Parent shall give the Company prompt notice of any material breach, default, or repudiation by any party to the Financing Commitment of which Parent or Merger Sub becomes aware or the termination of the Financing Commitment. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to obtain the Financing and shall provide the Company with recent copies and drafts of the documentation with respect to the Financing.

(b) Parent may pursue a refinancing of all or a portion of the Company’s existing Indebtedness (an “Alternative Financing” ), provided that (x)(i) the Company and its Subsidiaries would not be required to incur any obligations in respect to such Alternative Financing prior to the Closing (except as otherwise contemplated by this Section 6.20 or Section 6.21), and (ii) such Alternative Financing would not delay consummation of the Closing hereunder, and (y) the consummation of such Alternative Financing is subject to the conditions that (i) the Merger shall have occurred (or Parent and the Company shall each be satisfied that the Closing will occur substantially concurrently with such consummation), (ii) there shall be no Order prohibiting such consummation and (iii) such other conditions as are customary for similar transactions.

Section 6.21 Financing Cooperation.

(a) In connection with the Financing and any Alternative Financing, the Company shall use reasonable best efforts to provide to Parent, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the Financing or any Alternative Financing (provided that the foregoing shall not require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries), including:

(i) furnishing Parent and its sources of Financing or Alternative Financing as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the sources of the Financing or Alternative Financing in connection with the Financing or Alternative Financing, including financial statements (including the financial statements set forth in clause (ii) below) (which, with respect to annual financial statements, shall have been audited and, with respect to interim financial statements, shall have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 100), pro forma financial statements (provided that it is understood that assumptions underlying the pro forma adjustments are to be the responsibility of Parent), and business and other financial data, in each case, of the type and form required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in a registration statement on Form S-1 under the Securities Act for a public offering of the debt securities contemplated by the Alternative Financing, assuming that such offering was consummated at the same time during the Company’s fiscal year as the offering of debt securities contemplated by the Alternative Financing (other than consolidating and other financial statements; provided that customary data as to the total assets, revenue, EBITDA and Adjusted EBITDA of non-guarantor subsidiaries shall be provided), all other data that would be necessary for the underwriter of such offering of debt securities contemplated by the Alternative Financing to receive customary “comfort” (including “negative assurance” comfort) from the Company’s independent accountants in connection with such offering of the debt securities contemplated by the Alternative Financing, all data that would be necessary to obtain or confirm a corporate rating for the Company’s secured and unsecured Indebtedness on a standalone basis, all data of the type that has historically been required by the Company’s lenders in connection with its secured debt financings and reasonable and customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders and containing customary information, and such other financial or other data as Parent or its lenders may reasonably request;

(ii) furnishing Parent and its financing sources when filed with the SEC (A) the unaudited consolidated balance sheet of the Company as of the end of any quarterly period ended no less than forty-five (45) calendar days prior to the anticipated Closing Date and the related unaudited statements of income, equity and cash flows and (B) the audited consolidated balance sheet of the Company as of the end of any fiscal year ended not less than ninety (90) days prior to the anticipated Closing Date, and the related audited statements of income, equity and cash flows for the year then ended, and the notes and schedules thereto (the information described in clauses (A) and (B) being referred to as the “Required Information”), provided that the Company shall use reasonable best efforts to file the Required Information on a timely basis pursuant to applicable Law;

(iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the financing and senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing or Alternative Financing, and providing reasonable cooperation in obtaining corporate and facilities ratings at least twenty days prior to the anticipated Closing Date to the extent required under the Financing or Alternative Financing;

(iv) facilitating the pledging of collateral and the granting and perfection of security interests (including obtaining customary payoff letters, lien releases and instruments of termination or discharge and preparing information and due diligence schedules) as required by the Financing or Alternative Financing, including executing and delivering any customary collateral documents and other customary documents and certificates as may be reasonably requested by Parent, providing all documentation or other information required by Governmental Entities with respect to the Financing or Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, and cooperating and assisting Parent in obtaining customary legal opinions, field exams and appraisals, environmental assessments, surveys, title insurance and other certifications and documents reasonably requested by the sources of Financing or Alternative Financing for financings similar to the Financing or Alternative Financing;

(v) assisting with the preparation of materials for rating agencies and rating agency presentations, bank information memoranda, offering documents (including (x) assistance in the preparation of pro forma financial statements giving effect to the transactions contemplated hereunder; it being understood that assumptions underlying the pro forma adjustments to be made are the responsibility of Parent and (y) requesting consents of accountants for use of their reports in any materials relating to the Financing or Alternative Financing and the delivery of one or more customary representation letters), private placement memoranda and similar documents required in connection with the Financing or Alternative Financing;

(vi) facilitating the execution and delivery at the Closing of definitive Financing or Alternative Financing documents by the Company and its Subsidiaries and all other customary documents in connection therewith, including pledge and security agreements, mortgages, guarantees, filings and certificates as reasonably required in connection with the Financing or Alternative Financing (including a certificate of the Chief Financial Officer of the Company or any of its Subsidiaries with respect to solvency matters and consents of independent accountants for the use of their reports in any materials relating to the Financing or Alternative Financing) (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing); and

(vii) using reasonable best efforts to cooperate with Parent to satisfy the conditions precedent to the Financing or Alternative Financing to the extent within the control of the Company and causing the taking of corporate actions by the Company and its Subsidiaries reasonably necessary to permit the completion of the Financing or Alternative Financing.

(b) The Company shall provide Parent with an electronic version of the trademarks, service marks and corporate logo of the Company and its Subsidiaries for use in marketing materials for the purpose of facilitating the marketing of the Financing or Alternative Financing, and hereby consents to the use of the foregoing in connection with the Financing or Alternative Financing; provided that such logos are used in a manner that is not intended or is reasonably likely to harm or disparage the Company or its Subsidiaries or their marks or the reputation or goodwill of the Company.

(c) Neither of the Company nor any of its Subsidiaries shall be required to take any action that would subject it to actual or reasonably anticipated liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or Alternative Financing or any of the foregoing prior to the Closing Date unless reimbursed or indemnified by Parent. Unless this Agreement has been terminated by Parent pursuant to Section 8.1(g), Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors, employees and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing or Alternative Financing (including any action taken in accordance with Section 6.21(a) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries)).

(d) For the avoidance of doubt, if the Financing becomes unavailable or the Alternative Financing has not been obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Article VII.

Section 6.22 Tax Matters. From and after the date hereof and prior to the Effective Time or the date, if any on which this Agreement is earlier terminated pursuant to Section 8.1, each of Parent and the Company (i) shall keep the other reasonably apprised of the status of any material Tax matters and (ii) shall not settle or compromise any material Tax liability or refund without first using reasonable good faith efforts to consult in good faith with the other party if such settlement or compromise could have an adverse effect that, individually or in the aggregate, is material to Parent and its Subsidiaries or the Company and its Subsidiaries respectively.

Section 6.23 Rights Plan. Prior to the Closing, the Company shall take all action necessary to cause the Company Rights Agreement to terminate immediately prior to the Effective Time without payment of any consideration to any holder of the Company Rights.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Each of the Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

(b) No Order or any other Law shall have been adopted, issued, enacted, promulgated, enforced or entered by any Governmental Entity that remains in effect and which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated hereby.

(c) (i) The FERC Approval and orders of the NYPSC and the PUCT approving the consummation of the Merger or determining that no such approval is required shall have been obtained, the approval of the NYPSC of the necessary levels of indebtedness pursuant to PSL §69 shall have been obtained, the expiration or termination of the waiting period required under the HSR Act shall have occurred, notices with the CPUC shall have been filed and the associated notice period shall have lapsed, and a threshold determination from the NRC for the approval of license transfer or a determination that no such approval is required shall have been obtained (all such permits, approvals, filings and consents and the lapse of such waiting period being referred to as the “Requisite Regulatory Approvals”), (ii) all such Requisite Regulatory Approvals shall be in full force and effect and (iii) none of such Requisite Regulatory Approvals (or any Order issued, made, entered, rendered, imposed or otherwise put into effect in connection therewith) constitutes or would reasonably be expected to constitute, cause or result in a Parent Material Adverse Effect or Company Material Adverse Effect.

(d) The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company, to the extent permitted by applicable Law, on or prior to the Effective Time of, the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.1, Section 5.2 (other than Section 5.2(f)), Section 5.3 (other than Section 5.3(c)),

Section 5.10(b), Section 5.18 and Section 5.19 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time), except for de minimis inaccuracies with respect to the representations and warranties in Section 5.2 (other than Section 5.2(f)) and Section 5.3 (other than Section 5.3(c)), and (ii) the representations and warranties of Parent and Merger Sub set forth in Article V other than those referenced in clause (i) of this Section 7.2(a) shall be true and correct (disregarding any qualifications with respect to materiality or “Parent Material Adverse Effect” contained therein) both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) The Company shall have received from the Company’s Counsel, a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Company Tax Opinion”).

(e) The Company shall have received a copy of the Parent Tax Opinion.

Section 7.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent on or prior to the Effective Time of, the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 4.1, Section 4.2 (other than Section 4.2(f)), Section 4.3 (other than Section 4.3(c)), Section 4.10(b), Section 4.18 and Section 4.20 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time), except for de minimis inaccuracies with respect to the representations and warranties in Section 4.2 (other than Section 4.2(f)) and Section 4.3 (other than Section 4.3(c)), (ii) the representations and warranties of the Company set forth in Article IV other than those referenced in clause (i) of this Section 7.3(a) shall be true and correct (disregarding any qualifications with respect to materiality or “Company Material Adverse Effect” contained therein) both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Parent shall have received from Parent’s Counsel, a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Parent Tax Opinion”).

(e) Parent shall have received a copy of the Company Tax Opinion.

Section 7.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s willful and material breach of any provision of this Agreement or the willful and material breach of its obligation to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 6.8. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act by an officer or other senior executive of the applicable party, which act or failure to act constitutes in and of itself a material breach of this Agreement, and which breach was the conscious object of the act or failure to act.

ARTICLE VIII

TERMINATION

Section 8.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval (except as otherwise provided below):

(a) by the mutual written consent of the Company and Parent;

(b) by either Parent or the Company if the Merger shall not have been consummated on or prior to March 30, 2013 (as may be extended pursuant to the proviso of this clause (b), the “End Date”); provided, however, that if all of the conditions to Closing (other than the condition set forth in Section 7.1(c)) shall have been satisfied (other than conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing), then the End Date may be extended by Parent or the Company from time to time by written notice to the other party up to a date not beyond July 31, 2013, the latest of any of which dates shall thereafter be deemed to be the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party whose failure to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement was the principal cause of the failure of the Closing to occur by such date; provided, further, that any termination pursuant to this Section 8.1(b) shall be deemed a termination pursuant to (x) Section 8.1(d) and/or Section 8.1(e) if at the time of such termination Parent and/or the Company are permitted to terminate this Agreement pursuant thereto, (y) Section 8.1(h) or Section 8.1(m), as the case may be, if at the time of such termination Parent is permitted to terminate this Agreement pursuant thereto or (z) Section 8.1(i) or Section 8.1(l), as the case may be, if at the time of such termination the Company is permitted to terminate this Agreement pursuant thereto;

(c) by either the Company or Parent, if (i) any Order or other Law shall have been issued, enforced or entered by any Governmental Entity that has the effect of permanently precluding, restraining, enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated hereby and such Order or other Law shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party that has breached Section 6.8 or (ii) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order in connection with any Requisite Regulatory Approval that constitutes or would reasonably be expected to constitute, cause or result in a Parent Material Adverse Effect or Company Material Adverse Effect, and such Order shall have become final and non-appealable;

(d) by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that any termination pursuant to this Section 8.1(d) shall be deemed a termination pursuant to Section 8.1(h) or Section 8.1(m), as the case may be, if at the time of such termination Parent is permitted to terminate this Agreement pursuant thereto;

(e) by either the Company or Parent, if the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that any termination pursuant to this Section 8.1(e) shall be deemed a termination pursuant to Section 8.1(i) or Section 8.1(l), as the case may be, if at the time of such termination the Company is permitted to terminate this Agreement pursuant thereto;

(f) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than Section 6.5), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) shall not have been cured within 30 days following receipt by Parent of written notice of such breach from the Company (such notice to describe such breach in reasonable detail), or which breach, by its nature, cannot be cured prior to the End Date (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(g) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than Section 6.4), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) shall not have been cured within 30 days following receipt by the Company of written notice of such breach from Parent (such notice to describe such breach in reasonable detail), or which breach, by its nature, cannot be cured prior to the End Date (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(h) by Parent, in the event (x) a Company Change of Recommendation shall have occurred (whether or not permitted by this Agreement), (y) the Company shall have delivered notice to Parent pursuant to Section 6.4(e) or Section 6.4(f) that it will effect a Company Change of Recommendation and/or (z) the Company or any of its directors and/or officers shall have breached (or shall be deemed to have breached) Section 6.4 in any material respect; and

(i) by the Company, in the event (x) a Parent Change of Recommendation shall have occurred (whether or not permitted by this Agreement), (y) Parent shall have delivered notice to the Company pursuant to Section 6.5(e) or Section 6.5(f) that it will effect a Parent Change of Recommendation and/or (z) Parent or any of its directors and/or officers shall have breached (or shall be deemed to have breached) Section 6.5 in any material respect.

(j) by the Company at any time prior to obtaining the Company Stockholder Approval, if (x) the Board of Directors of the Company has authorized the Company to enter into a definitive agreement with respect to a Company Superior Offer, (y) the Company has complied in all material respects with its obligations under Section 6.4(e) and (z) immediately after the termination of this Agreement, the Company enters into a definitive agreement with respect to the Company Superior Offer referred to in the foregoing clause (x); provided, that the right of the Company to terminate this Agreement pursuant this Section 8.1(j) is conditioned on and subject to the payment by the Company to Parent of the Company Termination Fee in accordance with Section 8.3 and any purported termination by the Company pursuant to this Section 8.1(j) shall be void and of no force or effect unless the Company pays to Parent the Company Termination Fee in accordance with Section 8.3;

(k) by Parent at any time prior to obtaining the Parent Stockholder Approval, if (x) the Board of Directors of Parent has authorized Parent to enter into a definitive agreement with respect to a Parent Superior Offer, (y) Parent has complied in all material respects with its obligations under Section 6.5(e) and (z) immediately after the termination of this Agreement, Parent enters into a definitive agreement with respect to the Parent Superior Offer referred to in the foregoing clause (x); provided, that the right of Parent to terminate this Agreement pursuant this Section 8.1(k) is conditioned on and subject to the payment by Parent to the Company of the Parent Termination Fee in accordance with Section 8.3 and any purported termination by Parent pursuant to this Section 8.1(k) shall be void and of no force or effect unless Parent pays to the Company the Parent Termination Fee in accordance with Section 8.3;

(l) by the Company if (i) the Board of Directors of Parent shall fail to recommend against any Parent Acquisition Proposal (including, in the case of any Parent Acquisition Proposal subject to Regulation 14D of the Exchange Act, failing to recommend against such Parent Acquisition Proposal in a solicitation or recommendation statement on Schedule 14D-9) within ten Business Days after the commencement of such Parent Acquisition Proposal; provided that the Company exercises such termination right within five Business Days after the end of such ten Business Day period, (ii) the Board of Directors of Parent shall fail to publicly reaffirm the Parent Recommendation within ten Business Days following a written request therefor by the Company (provided, that the Company may only make such request an aggregate of three times plus an additional request for every new Parent Acquisition Proposal plus an additional request for every material change to a previously announced Parent Acquisition Proposal); provided that the Company exercises such termination right within five Business Days after the end of such ten Business Day period, (iii) the Board of Directors of Parent or any committee thereof or Parent shall grant to any Third Party any waiver, exemption or release under, or terminate, amend or otherwise modify any standstill or similar provisions in any standstill, confidentiality or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries, or otherwise request that any party thereto take any action that would otherwise be prohibited thereunder had such request not been made, or take any action that would render the provisions thereof ineffective (in each case other than a waiver by Parent of any standstill or similar provisions in any Acceptable Confidentiality Agreement entered into after the date of this Agreement in order to permit the counterparty thereto to make a Parent Acquisition Proposal), (iv) the Board of Directors of Parent or any committee thereof shall approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of the DGCL (or similar concepts under any other applicable Takeover Law), or (v) the Board of Directors of Parent or any committee thereof shall resolve, propose, agree or publicly announce an intention to do any of the foregoing; and

(m) by Parent if (i) the Board of Directors of the Company shall fail to recommend against any Company Acquisition Proposal (including, in the case of any Company Acquisition Proposal subject to Regulation 14D of the Exchange Act, failing to recommend against such Company Acquisition Proposal in a solicitation or recommendation statement on Schedule 14D-9) within ten Business Days after the commencement of such Company Acquisition Proposal; provided that Parent exercises such termination right within five Business Days after the end of such ten Business Day period, (ii) the Board of Directors of the Company shall fail to publicly reaffirm the Company Recommendation within ten Business Days following a written request therefor by Parent (provided, that Parent may only make such request an aggregate of three times plus an additional request for every new Company Acquisition Proposal plus an additional request for every material change to a previously announced Company Acquisition Proposal); provided that Parent exercises such termination right within five Business Days after the end of such ten Business Day period, (iii) the Board of Directors of the Company or any committee thereof or the Company shall grant to any Third Party any waiver, exemption or release under, or terminate, amend or otherwise modify any standstill or similar provisions in any standstill, confidentiality or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or otherwise request that any party thereto take any action that would otherwise be prohibited thereunder had such request not been made, or take any action that would render the provisions thereof ineffective (in each case other than a waiver by the Company of any standstill or similar provisions in any Acceptable Confidentiality Agreement entered into after the date of this Agreement in order to permit the counterparty thereto to make a Company Acquisition Proposal), (iv) the Board of Directors of the Company or any committee thereof shall approve any transaction under, or any Third Party becoming, an “interested stockholder” under, Section 203 of the DGCL (or similar concepts under any other applicable Takeover Law), (v) the Board of Directors of the Company or any committee thereof shall render the Charter Restrictions inapplicable to any Company Acquisition Transaction, (vi) the Board of Directors of the Company or any committee thereof shall render the Company Rights Agreement inapplicable to any Company Acquisition Transaction or exempt any Third Party or its Affiliates from becoming an “Acquiring Person” (as such term is defined in the Company Rights Agreement) or (vii) the Board of Directors of the Company or any committee thereof shall resolve, propose, agree or publicly announce an intention to do any of the foregoing.

Section 8.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except for the provisions of Sections 8.3, 9.2, 9.4, 9.5, 9.6 and 9.11 and any definitions reference therein), and there shall be no other liability on the part of the Company, on the one hand, and Parent or Merger Sub, on the other hand, to the other except liability arising out of a willful and material breach of this Agreement that occurred prior to such termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity with respect thereto, except as otherwise provided in Sections 8.3(e) and (f).

Section 8.3 Termination Fee; Expense Reimbursement.

(a) If this Agreement is terminated (or is deemed to be terminated) (x) by Parent pursuant to Section 8.1(h) or Section 8.1(m), (y) by the Company pursuant to Section 8.1(j), or (z) by the Company or Parent pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(g), and in each case of this clause (z), (A) at any time on or after the date of this Agreement and prior to any such termination of this Agreement a Company Acquisition Proposal shall have been publicly announced or otherwise communicated to a member of senior management or any director of the Company (or any Third Party shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) that has not been withdrawn prior to the taking of the vote of the stockholders of the Company at the Company Stockholders’ Meeting or, in the event no such vote has been taken, at the time of such termination of this Agreement, and (B) within 12 months following the date of such termination of this Agreement, (i) with respect to a termination (or deemed termination) pursuant to Section 8.1(d), (1) any Company Acquisition Transaction (regardless of when the applicable Company Acquisition Proposal was made) is consummated or (2) a definitive agreement with respect to any Company Acquisition Transaction is entered into or the Company’s Board of Directors shall have recommended a Company Acquisition Transaction to its stockholders (in the case of this clause (2), which Company Acquisition Transaction shall thereafter be consummated (regardless of whether within or outside of such 12-month period)), or (ii) with respect to a termination (or deemed termination) pursuant to Section 8.1(g), (1) a Company Acquisition Transaction is consummated with the Person or group who made the Company Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) or (2) a definitive agreement with respect to a Company Acquisition Transaction is entered into with the Person or group who made the Company Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) or the Company’s Board of Directors shall have recommended to its stockholders a Company Acquisition Transaction with the Person or group who made the Company Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) (in the case of this clause (2), which Company Acquisition Transaction shall thereafter be consummated (regardless of whether within or outside of such 12-month period)) (provided, that for purposes of this clause (z), each reference to “20%” in the definition of Company Acquisition Transaction shall be deemed to be a reference to “50%”), then in each case of clauses (x), (y) and (z), the Company shall pay to Parent the Company Termination Fee (less any Company Expense Reimbursements to the extent previously paid) in immediately available funds (1) in the case of clause (x) above, within two Business Days after termination of this Agreement, (2) in the case of clause (y) above, upon termination of this Agreement, or (3) in the case of clause (z) above, upon the consummation of such Company Acquisition Transaction.

(b) If this Agreement is terminated (or is deemed to be terminated) (x) by the Company pursuant to Section 8.1(i) or Section 8.1(l), (y) by Parent pursuant to Section 8.1(k) or (z) by the Company or Parent pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(f), and in each case of this clause (z), (A) at any time on or after the date of this Agreement and prior to any such termination of this Agreement a Parent Acquisition Proposal shall have been publicly announced or otherwise communicated to a member of senior management or any director of Parent (or any Third Party shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Parent Acquisition Proposal) that has not been withdrawn prior to the taking of the vote of the stockholders of Parent at the Parent Stockholders’ Meeting or, in the event no such vote has been taken, at the time of such termination of this Agreement, and (B) within 12 months following the date of such termination of this Agreement, (i) with respect to a termination (or deemed termination) pursuant to Section 8.1(e), (1) any Parent Acquisition Transaction (regardless of when the applicable Parent Acquisition Proposal was made) is consummated, or (2) a definitive agreement with respect to any Parent Acquisition Transaction is entered into or Parent’s Board of Directors shall have recommended a Parent Acquisition Transaction to its stockholders (in the case of this clause (ii), which Parent Acquisition Proposal shall thereafter be consummated (regardless of whether within or outside of such 12-month period)), or (ii) with respect to a termination (or deemed termination) pursuant to Section 8.1(f), (1) a Parent Acquisition Transaction is consummated with the Person or group who made the Company Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) or (2) a definitive agreement with respect to a Parent Acquisition Transaction is entered into with the Person or group who made the Parent Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) or the Parent’s Board of Directors shall have recommended to its stockholders a Parent Acquisition Transaction with the Person who made the Parent Acquisition Proposal described in clause (A) above (or any group to which such Person or group forms a part) (in the case of this clause (2), which Parent Acquisition Transaction shall thereafter be consummated (regardless of whether within or outside of such 12-month period)) (provided, that for purposes of this clause (z), each reference to “20%” in the definition of Parent Acquisition Transaction shall be deemed to be a reference to “50%”), then in each case of clauses (x), (y) and

(z), Parent shall pay to the Company the Parent Termination Fee (less any Parent Expense Reimbursements to the extent previously paid) in immediately available funds (1) in the case of clause (x) above, within two Business Days after termination of this Agreement, (2) in the case of clause (y) above, upon termination of this Agreement, or (3) in the case of clause (z) above, upon the consummation of such Parent Acquisition Transaction.

(c) If this Agreement is terminated (or deemed to be terminated) by Parent or the Company pursuant to Section 8.1(d), then the Company shall pay to Parent the reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by Parent and/or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, whether incurred before or after the date of this Agreement, including reasonable and documented out-of-pocket fees and expenses incurred in connection with its investigation, structuring, financing, negotiation, due diligence, and financial, operating, legal and other analysis in connection with this Agreement or the transactions contemplated hereby; provided that the maximum aggregate amount of fees and expenses for which the Company shall be required to reimburse Parent for under this Section 8.3(c) shall not exceed $25,000,000 (except that the maximum aggregate amount for such reimbursement shall not exceed $10,000,000 if and only if prior to the termination (or deemed termination) of this Agreement pursuant to Section 8.1(d), no Company Acquisition Proposal shall have been publicly announced and no Third Party shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) (the “Company Expense Reimbursement”), and in no event shall the Company be required to make any Company Expense Reimbursement if it has paid the Company Termination Fee to Parent in full. The Company shall pay the Company Expense Reimbursement to Parent in cash by wire transfer of immediately available funds on the second Business Day following receipt from Parent of request therefor accompanied by (to the extent practicable) documentation with respect thereto.

(d) If this Agreement is terminated (or deemed to be terminated) by Parent or the Company pursuant to Section 8.1(e), then Parent shall pay to the Company the reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by the Company and/or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, whether incurred before or after the date of this Agreement, including reasonable and documented out-of-pocket fees and expenses incurred in connection with its investigation, structuring, financing, negotiation, due diligence, and financial, operating, legal and other analysis in connection with this Agreement or the transactions contemplated hereby; provided that the maximum aggregate amount of fees and expenses for which Parent shall be required to reimburse the Company for under this Section 8.3(d) shall not exceed $25,000,000 (except that the maximum aggregate amount for such reimbursement shall not exceed $10,000,000 if and only if prior to the termination (or deemed termination) of this Agreement pursuant to Section 8.1(e), no Parent Acquisition Proposal shall have been publicly announced and no Third Party shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Parent Acquisition Proposal) (the “Parent Expense Reimbursement”), and in no event shall Parent be required to make any Parent Expense

Reimbursement if it has paid the Parent Termination Fee to the Company in full. Parent shall pay the Parent Expense Reimbursement to the Company in cash by wire transfer of immediately available funds on the second Business Day following receipt from the Company of request therefor accompanied by (to the extent practicable) documentation with respect thereto.

(e) Subject to the parties’ right to specifically enforce the terms of this Agreement pursuant to Section 9.5(a) prior to the valid termination of this Agreement, but notwithstanding any other provision of this Agreement to the contrary, Parent and Merger Sub agree that (i) Parent’s right to receive the payment of the Company Termination Fee (and, if applicable, the Company Expense Reimbursement), as and when set forth in Section 8.3(a) (and, if applicable, Section 8.3(c)), shall be the sole and exclusive remedy of Parent and Merger Sub against the Company, any of the Company’s Subsidiaries or any of their respective former, current or future Representatives, stockholders, general or limited partners, members, managers, directors, officers, employees, agents, assignees or Affiliates (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for any other breach or failure to perform hereunder or otherwise, and (ii) none of the Company Related Parties shall have any liability or obligation, in any such case (clause (i) or (ii)) relating to, arising out of or with respect to this Agreement or any of the transactions contemplated hereby (whether relating to, arising out of or with respect to any matter(s) forming the basis for such termination or otherwise). Without limitation of the foregoing, none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any proceeding, claim, suit or action against, or seek damages from, any of the Company Related Parties in contravention of the preceding sentence. Under no circumstances shall the Company Termination Fee be payable by the Company more than once.

(f) Subject to the parties’ right to specifically enforce the terms of this Agreement pursuant to Section 9.5(a) prior to the valid termination of this Agreement, but notwithstanding any other provision of this Agreement to the contrary, the Company agrees that (i) its right to receive the payment of the Parent Termination Fee (and, if applicable, the Parent Expense Reimbursement), as and when set forth in Section 8.3(b) (and if applicable, Section 8.3(d)), shall be the sole and exclusive remedy of the Company against Parent, any of Parent’s Subsidiaries or any of their respective former, current or future Representatives, stockholders, general or limited partners, members, managers, directors, officers, employees, agents, assignees or Affiliates (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated hereby to be consummated or for any other breach or failure to perform hereunder or otherwise, and (ii) none of the Parent Related Parties shall have any liability or obligation, in any such case (clause (i) or (ii)) relating to, arising out of or with respect to this Agreement or any of the transactions contemplated hereby (whether relating to, arising out of or with respect to any matter(s) forming the basis for such termination or otherwise). Without limitation of the foregoing, none of the Company, the Company’s Subsidiaries, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any proceeding, claim, suit or action against, or seek damages from, any of the Parent Related Parties in contravention of the preceding sentence. Under no circumstances shall the Parent Termination Fee be payable by Parent more than once.

(g) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, (ii) the Parent Termination Fee or the Company Termination Fee, as the case may be, is not a penalty, but constitutes liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which the Parent Termination Fee or the Company Termination Fee, as the case may be, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement. If either the Company or Parent fails to pay the Company Termination Fee or the Parent Termination Fee, as the case may be, the Company Expense Reimbursement or the Parent Expense Reimbursement, as applicable when due, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the defaulting party for such Company Termination Fee, Parent Termination Fee, Company Expense Reimbursement or Parent Expense Reimbursement, as the case may be, the defaulting party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Parent Termination Fee or the Company Termination Fee, as the case may be, the Company Expense Reimbursement or the Parent Expense Reimbursement, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(h) In the event the Merger or any of the other transactions contemplated by this Agreement shall fail to be consummated or there shall be any breach or failure to perform by Parent or Merger Sub hereunder, neither the Company nor any of its Affiliates (for the avoidance of doubt, neither Parent nor any of its Affiliates prior to the Effective Time shall be deemed an Affiliate of the Company for purposes of this Section 8.3(h)) shall have any rights or claims against any Lender Party, its Affiliates or any of their respective directors, officers, managers, employees, advisors or agents in connection with the Financing Commitment or this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 9.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that the HSR Act filing fees and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement (including applicable SEC filing fees) shall be borne equally by Parent and the Company.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.5 Jurisdiction; Specific Enforcement.

(a) The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Article VIII, and in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5(a) and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.5(a), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that (x) service of all process, including the summons and complaints, in any action or proceeding with respect to this Agreement may be made by registered or certified mail, return receipt requested, to such party at its address set forth in Section 9.7, and (y) any service pursuant to clause (x) is sufficient to confer personal jurisdiction over such party in such action or proceeding and otherwise constitutes effective and binding service in every respect.

(b) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Lender Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (or appellate courts thereof).

Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (marked for overnight delivery and with proof of service) or hand delivery, addressed as follows:

To Parent or Merger Sub:

NRG Energy, Inc.

211 Carnegie Center

Princeton, New Jersey 08540

Facsimile: (609) 524-5234

Attention: Kevin P. Malcarney

Email: kevin.malcarney@nrgenergy.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10019

Facsimile: (212) 446-6460

Attention: Thomas W. Christopher; Gerald T. Nowak

Email: thomas.christopher@kirkland.com

            gerald.nowak@kirkland.com

To the Company:

GenOn Energy, Inc.

1000 Main Street

Houston, Texas 77002

Facsimile: (832) 357-0140

Attention: Michael L. Jines

Email: mike.jines@genon.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana, Suite 6800

Houston, Texas 77002

Facsimile: (212) 753-2000

Attention: Michael P. Rogan; Frank E. Bayouth

Email: michael.rogan@skadden.com

            frank.bayouth@skadden.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except for assignments by Merger Sub to a wholly-owned direct or indirect Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.11 Amendments; Waivers. Subject to Section 9.13(b), at any time prior to the Effective Time, any provision of this Agreement may be amended (by action taken or authorized by their respective boards of directors, in the case of the Company or Merger Sub) or waived, in each case whether before or after the receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company; and provided, further, that after receipt of the Parent Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of Parent. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third Party Beneficiaries.

(a) Except as set forth in Section 9.13(b) below or, after the Effective Time, for Sections 3.1, 6.7(a) and 6.11, each of Parent, Merger Sub and the Company agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(b) Each of the Lender Parties shall be an express third party beneficiary of, and shall be entitled to enforce the agreements contained in, Section 8.3(h), Section 9.5(b), Section 9.6 and this Section 9.13(b). Without the prior written consent of the Lender Parties, none of the sections referred to in the preceding sentence may be amended, modified, waived or terminated in a manner that is materially adverse in any respect to any Lender Party, its Affiliates or their respective directors, officers, managers, employees, advisors or agents.

Section 9.14 Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NRG ENERGY, INC.

By:	/s/ David Crane
Name: David Crane
Title: President and Chief Executive Officer

PLUS MERGER CORPORATION

By:	/s/ Kirk Andrews
Name: Kirk Andrews
Title: Executive Vice President, Chief Financial Officer and Secretary

GENON ENERGY, INC.

By:	/s/ Edward R. Muller
Name: Edward R. Muller
Title: Chairman and Chief Executive Officer